UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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HAMILTON BEACH BRANDS HOLDING COMPANY

(Name of Registrant as Specified in Its Charter)

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HAMILTON BEACH BRANDS HOLDING COMPANY

4421 WATERFRONT DR.

GLEN ALLEN, VA 23060

NOTICE OF ANNUAL MEETING

The Annual Meeting of stockholders (the “Annual Meeting”) of Hamilton Beach Brands Holding Company (the “Company”) will be held on Tuesday, May 15, 2018 at 11:00 a.m., at 5875 Landerbrook Drive, Cleveland, Ohio, for the following purposes:

1.	To elect eleven directors, each for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 19, 2018 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The 2018 proxy statement and proxy card are being mailed to stockholders commencing on or about March 26, 2018.

Dana B. Sykes

Secretary

March 26, 2018

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, please promptly vote by telephone (1-800-652-8683) or over the Internet (www.investorvote.com/HBB) or by completing and mailing the enclosed form of proxy. If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the Internet or telephone. A self-addressed envelope is enclosed and no postage is required if mailed in the United States. If you wish to attend the meeting and vote in person, you may do so.

The Company’s Annual Report for the year ended December 31, 2017 is being mailed to stockholders with the 2018 Proxy Statement. The 2017 Annual Report contains financial and other information about the Company, but is not incorporated into the 2018 Proxy Statement and is not considered part of the proxy soliciting material. You should also note that other information contained on or accessible through our website other than this Proxy Statement is not incorporated by reference into this Proxy Statement and you should not consider that information to be part of this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders To Be Held on May 15, 2018: The 2018 Proxy Statement and

2017 Annual Report are available, free of charge, at http://www.hamiltonbeachbrands.com by clicking on the “2018 Annual Meeting Materials” link and then clicking on either the “2018 Proxy Statement” link or the

“2017 Annual Report” link, as appropriate.

HAMILTON BEACH BRANDS HOLDING COMPANY

4421 WATERFRONT DR.

GLEN ALLEN, VA 23060

PROXY STATEMENT — MARCH 26, 2018

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Hamilton Beach Brands Holding Company, a Delaware corporation (the “Company,” “Hamilton Beach Holding,” “we,” “our” or “us”), of proxies to be used at the annual meeting of our stockholders to be held on May 15, 2018 (the “Annual Meeting”). This Proxy Statement and the related form of proxy are being mailed to stockholders commencing on or about March 26, 2018.

If the enclosed form of proxy is executed, dated and returned or if you vote electronically, the shares represented by the proxy will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted as follows:

Proposal	Description	Board Vote Recommendation	Page Reference for More Detail
1	Election of eleven director nominees named in this Proxy Statement	FOR	9
2	The ratification of the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2018	FOR	15
N/A	Any other matter properly brought before the Board	As recommended by the Board or, if no recommendation is given, in the proxy holders’ own discretion	N/A

The proxies may be revoked at any time prior to their exercise by giving notice to us in writing or by executing and delivering a later-dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder of record attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.

Stockholders of record at the close of business on March 19, 2018 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 9,163,636 outstanding shares of Class A Common Stock, par value $0.01 per share (“Class A Common”), entitled to vote at the Annual Meeting and 4,524,536 outstanding shares of Class B Common Stock, par value $0.01 per share (“Class B Common”), entitled to vote at the Annual Meeting. Each share of Class A Common is entitled to one vote for a nominee for each of the eleven directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting. Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting.

At the Annual Meeting, in accordance with Delaware law and our Amended and Restated Bylaws (“Bylaws”), the inspectors of election appointed by the Board for the Annual Meeting will determine the presence of a quorum and tabulate the results of stockholder voting. As provided by Delaware law and our Bylaws, the holders of a majority of the outstanding voting power of all classes of our stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, will constitute a quorum for the Annual Meeting. The inspectors of election intend to (1) treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting and (2) treat proxies held in “street name” by brokers that are voted on at least one, but not all, of the proposals to come before the Annual Meeting (the “broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

Proposal 1 is to elect eleven directors, each for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified. Our Bylaws provide that our directors are elected by a plurality vote. Shares for which authority is withheld to vote for director nominees and broker non-votes will have no effect on the election of directors except to the extent the failure to vote for a director nominee results in another nominee receiving a larger number of votes. In accordance with Delaware law and our Bylaws, the eleven director nominees receiving the greatest number of votes will be elected directors.

In accordance with our Bylaws, the affirmative vote of the holders of a majority of the votes cast is required to approve all other proposals that are brought before the Annual Meeting, including Proposal 2. As a result, abstentions and broker non-votes will not be treated as votes cast. They will not affect the outcome of Proposal 2 or any other proposal properly brought before the Board.

We are not aware of any business that may properly be brought before the Annual Meeting other than those matters described in this Proxy Statement. If any matters other than those shown on the proxy card are properly brought before the Annual Meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares represented by such proxy card.

In accordance with Delaware law and our Bylaws, we may, by a vote of the stockholders, in person or by proxy, adjourn the Annual Meeting to a later date(s), without changing the record date. If we were to determine that an adjournment was desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

PART I – CORPORATE GOVERNANCE INFORMATION

About Hamilton Beach Holding

Hamilton Beach Holding is an operating holding company for two separate businesses: consumer, commercial and specialty small appliances (Hamilton Beach Brands, Inc.) and specialty retail (The Kitchen Collection, LLC). Hamilton Beach Brands, Inc. (“HBB”) is a leading designer, marketer, and distributor of branded small electric household and specialty housewares appliances as well as commercial products for restaurants, bars, and hotels. HBB markets such products under numerous brand names, including the Hamilton Beach®, Proctor Silex® and Weston® brands, among others. The Kitchen Collection, LLC (“KC”) is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States.

Separation of Hamilton Beach Holding from NACCO Industries, Inc.

On September 29, 2017, our Company was spun-off from NACCO Industries, Inc. (“NACCO”), and became an independent publicly traded company through the distribution of all of the outstanding shares of Hamilton Beach Holding common stock to NACCO stockholders. Our common stock began “regular way” trading under the ticker symbol “HBB” on the New York Stock Exchange (“NYSE”) on September  29, 2017.

Board Composition

Our Board currently consists of eleven directors. Directors are elected at each annual meeting to serve for one-year terms and until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal. Biographical information and qualifications of our directors are included under “Proposal 1 - Election of Directors” beginning on page 9.

Directors’ Meetings and Committees

Our Board established the following standing committees: an Audit Review Committee, a Compensation Committee, a Nominating and Corporate Governance Committee (“NCG Committee”), and an Executive Committee. The table below shows the current directors, the members of each committee and the number of meetings held since the spin-off from NACCO in September 2017:

Director	Audit Review	Compensation	NCG	Executive
Alfred M. Rankin, Jr.				Chair
Mark R. Belgya	X	X
J.C. Butler, Jr.				X
John P. Jumper	X	X	X
Dennis W. LaBarre	X	X	Chair	X
Michael S. Miller	Chair	X	X	X
Roger F. Rankin
Thomas T. Rankin
James A. Ratner	X	Chair	X	X
David F. Taplin			X
Gregory H. Trepp				X
2017 Meetings	2	2	0	0

Our Board held two meetings in 2017 since the spin-off. With the exception of two directors who were not able to attend one committee meeting each, all of our current directors attended one hundred percent (100%) of the meetings held by our Board and by the committees on which they served in 2017. We hold a regularly scheduled meeting of our Board in conjunction with our annual meeting of stockholders. Directors are expected to attend the annual meeting of stockholders absent an appropriate excuse. Because we completed our spin-off from NACCO in September 2017, we did not hold an annual meeting of stockholders in 2017.

Our Board has determined that, based primarily on the ownership of Class A Common and Class B Common by the members of the Taplin and Rankin families, we have the characteristics of, and may be, a “controlled company,” as defined in Section 303A of the NYSE listing standards. However, the Board has elected not to make use, at the present time, of any of the exceptions to the NYSE listing standards that are available to controlled companies. Accordingly, at least a majority of the members of our Board are independent, as described in the NYSE listing standards, and our Compensation Committee, Audit Review Committee and NCG Committee are composed entirely of independent directors. In making a determination as to the independence of our directors, our Board considered Section 303A of the NYSE listing standards and broadly considered the materiality of each director’s relationship with us. Based on this criteria, our Board has determined that the following current directors are independent:

Mark R. Belgya	Michael S. Miller
John P. Jumper	James A. Ratner
Dennis W. LaBarre	David F. Taplin

In accordance with NYSE rules, our non-management directors are scheduled to meet in executive session, without management, once a year. The Chairman of the Compensation Committee typically presides at such meetings. Additional meetings of the non-management directors may be scheduled when the non-management directors believe such meetings are desirable. The determination of which director should preside at any such additional meetings will be made based on the subject matter to be discussed at each such meeting.

Description of Committees

Audit Review Committee. The Audit Review Committee has responsibilities in its charter with respect to:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the adequacy of our internal controls;

•	our guidelines and policies to monitor and control our major financial risk exposures;

•	the qualifications, independence, selection, compensation and retention of our independent registered public accounting firm;

•	the performance of our internal audit department and independent registered public accounting firm;

•	assisting our Board and us in interpreting and applying our Corporate Compliance Program and other issues related to corporate and employee ethics; and

•	preparing the Annual Report of the Audit Review Committee to be included in our Proxy Statement.

Our Board has determined that:

•	each of Messrs. Belgya and Miller qualify as audit committee financial experts as defined in the rules issued by the U.S. Securities and Exchange Commission (“SEC”);

•	all members of the Audit Review Committee are independent and financially literate, as described in the listing standards of the NYSE and under the rules of the SEC;

•	Mr. Jumper’s simultaneous service on the audit committees of more than three public companies does not impair his ability to effectively serve on the Company’s Audit Review Committee. On February 16, 2018, Mr. Jumper, a director of Leidos Holdings, Inc. (“Leidos”), notified Leidos’ board of directors that he does not intend to stand for reelection at Leidos’ 2018 annual meeting of stockholders. Mr. Jumper is a member of Leidos’ audit committee and, upon his retirement, he will serve on three public company audit committees.

Compensation Committee. The Compensation Committee has responsibilities in its charter with respect to the administration of our policies for compensating our employees, including our executive officers and directors. Among other things, these responsibilities include:

•	the review and approval of corporate goals and objectives relevant to executive compensation;

•	the evaluation of the performance of the Chief Executive Officer (“CEO”) and other executive officers in light of these goals and objectives;

•	the determination and approval of CEO and other executive officer and senior manager compensation levels;

•	the consideration of whether the risks arising from our employee compensation policies are reasonably likely to have a material adverse effect on us;

•	the making of recommendations to our Board, where appropriate or required, and the taking of other actions with respect to all other compensation matters that are subject to Board approval, including incentive plans and equity-based plans;

•	the periodic review of Board compensation; and

•	to the extent required, the preparation of the annual compensation committee report.

The Compensation Committee may, in its discretion, delegate duties and responsibilities to one or more subcommittees or, in appropriate cases, to our senior managers. The Compensation Committee retains and receives assistance in the performance of its responsibilities from an internationally recognized compensation consulting firm, discussed under “Compensation Consultants” on page 20. The Board has determined that each member of the Compensation Committee is independent, as defined in the SEC rules and the NYSE listing standards.

Nominating and Corporate Governance Committee. Among other things, the NCG Committee’s responsibilities contained in its charter include:

•	the review and making of recommendations to our Board of the criteria for membership on our Board;

•	the review and making of recommendations to our Board of the optimum number and qualifications of directors believed to be desirable;

•	the identification and making of recommendations to our Board of specific candidates for membership on our Board;

•	reviewing and recommending changes to our Corporate Governance Guidelines;

•	overseeing evaluations of the Board’s effectiveness;

•	annually reporting to the Board the NCG Committee’s assessment of our Board’s performance; and

•	oversight of an annual review of our Board.

The NCG Committee will consider director candidates recommended by our stockholders. See “Procedures for Submission and Consideration of Director Candidates” on page 45. The Board has determined that each member of the NCG Committee is independent, as defined in the NYSE listing standards. The NCG Committee may consult with members of the Taplin and Rankin families, including Alfred M. Rankin, Jr., the Executive Chairman of the Company, regarding the composition of our Board.

Executive Committee. The Executive Committee may exercise all of the powers of our Board over the management and control of our business during the intervals between meetings of our Board.

Board Leadership Structure

The Company’s roles of Executive Chairman and Chief Executive Officer are separated, enabling Gregory H. Trepp, our President and CEO to focus on managing the Company and its separate HBB and KC businesses and Alfred M. Rankin, Jr., our Executive Chairman, to devote his time and attention to matters of strategic oversight, Board oversight and governance. The Board believes that Mr. Rankin, retired Chairman, President and CEO of NACCO, the Company’s former parent, possesses in-depth knowledge of the issues, opportunities and challenges facing the Company and each of our principal businesses as an independent public company. Because of this knowledge and insight, the Board believes that Mr. Rankin is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company’s strategies and achievement of its objectives. As Executive Chairman, Mr. Rankin is able to:

•	focus our Board on the most significant strategic goals and risks of our businesses;

•	utilize the individual qualifications, skills and experience of the other members of the Board to maximize their contributions to our Board;

•	ensure that each other Board member has sufficient knowledge and understanding of our businesses to enable such other member to make informed judgments;

•	facilitate the flow of information between our Board and our management;

•	provide consultation and advice to our management on significant business matters and strategic initiatives

•	provide experience regarding the responsibilities of being a public company, and

•	provide the perspective of a long-term stockholder.

This Board leadership structure also enhances the effectiveness of the boards of directors of HBB and KC, which have parallel structures to the Company’s Board and provide oversight at the strategic and operational level. Each director who serves on our Board is also a member of the HBB and KC boards of directors. Our Executive Chairman also serves as the Executive Chairman of the HBB and KC boards of directors. This structure provides a common and consistent presence that enables the HBB and KC boards of directors to function effectively and efficiently.

We do not assign a lead independent director, but the Chairman of our Compensation Committee presides at the regularly scheduled meetings of independent directors.

Communications with Directors

Our stockholders and other interested parties may communicate with our Board as a group, with the non-management directors as a group, or with any individual director by sending written communications to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Review Committee. All other communications will be provided to the individual director(s) or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors. However, any communications that are considered improper for submission will not be provided to the directors. Examples of communications that would be considered improper include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our business, or communications that relate to improper or irrelevant topics.

Board Oversight of Risk Management

The Board oversees our risk management. The full Board (as supplemented by the appropriate board committee in the case of risks that are overseen by a particular committee) regularly reviews information provided by management in order for our Board to oversee our risk identification, risk management and risk mitigation strategies. Our Board committees assist the full Board’s oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. The full Board incorporates the insight provided by these reports into its overall risk management analysis.

Code of Conduct

We have adopted a Code of Corporate Conduct that applies to all of our directors and employees and is designed to provide guidance on how to act legally and ethically while performing work for Hamilton Beach Holding. We have also adopted Corporate Governance Guidelines that provide a framework for the conduct of our Board. The Code of Corporate Conduct, the Corporate Governance Guidelines and our Independence Standards for Directors, as well as the charters of the committees of our Board, are available free of charge on our website at http://www.hamiltonbeachbrands.com, under the heading “Governance.”

All of our directors and senior management employees annually complete certifications with respect to their compliance with our Code of Corporate Conduct.

Review and Approval of Related-Person Transactions

The Audit Review Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our legal department is primarily responsible for the processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Audit Review Committee to determine whether we or a related person has a direct or indirect material interest in the transaction. In the course of its review, the Audit Review Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Review Committee deems appropriate.

Based on this review, the Audit Review Committee will determine whether to approve or ratify any transaction that is directly or indirectly material to us or a related person.

Any member of the Audit Review Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Review Committee that considers the transaction.

Report of the Audit Review Committee

The Audit Review Committee oversees our financial reporting process on behalf of the Board. The Audit Review Committee is comprised solely of independent directors as defined by the SEC and described in the listing standards of the NYSE. The Audit Review Committee’s responsibilities are listed on page 4 and the Audit Review Committee’s charter is available at www.hamiltonbeachbrands.com under “Governance.” In fulfilling its oversight responsibilities, the Audit Review Committee reviewed and discussed the audited financial statements contained in our Annual Report with Company management.

The Audit Review Committee reviewed with EY, our independent auditor, which is responsible for expressing an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Review Committee by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the SEC, and other applicable regulations. In addition, the

Audit Review Committee has discussed with EY the firm’s independence from Company management and the Company, including the matters in the letter from EY required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with EY’s independence. The Audit Review Committee also reviewed and discussed together with management and EY the Company’s audited financial statements for the year ended December 31, 2017, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and EY’s audit of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Review Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed by the Company with the SEC.

MICHAEL S. MILLER, Chairman

MARK R. BELGYA	JOHN P. JUMPER	DENNIS W. LABARRE
JAMES A. RATNER

PART II – PROPOSALS TO BE VOTED ON AT THE 2018 ANNUAL MEETING

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominee Information

Our Board has nominated eleven directors for election at the Annual Meeting. It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees named in the following table to serve as directors for a term until the next annual meeting and until their successors are elected, unless contrary instructions are received. All of the nominees listed below presently serve as our directors and have served as our directors since at least September 29, 2017, the date on which Hamilton Beach Holding was spun-off from NACCO, its former parent company. If an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, shares represented by proxies will be voted for such other person as the proxy holders may select.

The disclosure below provides biographical information about each director nominee. The information presented is based upon information each director has given us about his or her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly held companies for which he/she currently serves as director or has served as director during the past five years. We have also highlighted certain notable qualifications and skills that led our Board to the conclusion that each of them should serve as a director. We believe that the nomination of each of our director nominees is in the best long-term interests of our stockholders, as each individual possesses the highest personal and professional ethics, integrity and values, and has the judgment, skill, independence and experience required to serve as a member of our Board. Each director has also demonstrated a strong commitment of service to the Company.

Mark R. Belgya: Age 57; Director Since 2017

Vice Chair of The J.M. Smucker Company since May 2016 and Chief Financial Officer since January 2005, with oversight of the Finance, Information Services, Corporate Strategy and Government Affairs departments for that company. Mr. Belgya has been with The J.M. Smucker Company, since 1985. Mr. Belgya has been a Director of Hamilton Beach Holding since October 2017.

Mr. Belgya’s experience as Vice Chair and Chief Financial Officer of The J.M. Smucker Company offers our Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly traded corporation.

J.C. Butler, Jr.: Age 57; Director Since 2017

President and Chief Executive Officer of NACCO since October 2017. President and Chief Executive Officer of NACoal, (a wholly owned subsidiary of NACCO) since July 2015. Senior Vice President – Finance, Treasurer and Chief Administrative Officer of NACCO from prior to 2013 to September 2017. Senior Vice President – Project Development and Administration and Mississippi Operations of NACoal from July 2014 to July 2015 and Senior Vice President – Project Development and Administration of NACoal from prior to 2013 to July 2014. Director of Hyster-Yale Materials Handling, Inc. (“Hyster-Yale”) since September 2012 and of NACCO since September 2017. Director of Midwest AgEnergy Group, a developer and operator of ethanol facilities in North Dakota, since January 2014. Serves on the board of the National Mining Association and is a member of the Management Committee of the Lignite Mining Association.

With over 20 years of service as a member of senior management at NACCO while we were its wholly owned subsidiary, Mr. Butler has extensive knowledge of the operations and strategies of our businesses.

John P. Jumper: Age 73; Director Since 2017

Director (since 2013), former Chairman of the Board (from 2013 to 2015) and former CEO (from 2013 to 2014) of Leidos (an applied technology company), Retired Chief of Staff, United States Air Force. From prior to 2013 to present, Director of NACCO. From prior to 2013 to present,

Director of Hyster-Yale. From prior to 2013 until 2013, CEO and Chairman of the Board of Science Applications, International Corporation (a government services company). From prior to 2013 until 2013, Director of Science Applications International Corporation.

Through his extensive military career, including as the highest-ranking officer in the U.S. Air Force, General Jumper developed valuable and proven leadership and management skills that make him a significant contributor to our Board. In addition, General Jumper’s service on the boards of other publicly traded corporations and his experience as Chairman and CEO of two major publicly traded companies allow him to provide valuable insight to the Board on matters of corporate governance and executive compensation policies and practices.

Dennis W. LaBarre: Age 75; Director Since 2017

Retired Partner of Jones Day (a law firm). From January 2014 to December 2014, Of Counsel of Jones Day, Partner of Jones Day from prior to 2013 until December 2013. From prior to 2013 to present, Director of Hyster-Yale. From prior to 2013 to present, Director of NACCO.

Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly traded and private corporations regarding corporate, governance, compliance and other domestic and international business and transactional issues. In addition, he was a member of senior management of a major international law firm for more than 30 years. These experiences enable him to provide our Board with an expansive view of the legal and business issues pertinent to the Company, which is further enhanced by his extensive knowledge of us as a result of his many years of service on the NACCO Board and through his involvement with its committees.

Michael S. Miller: Age 66; Director Since 2017

Retired Managing Director of The Vanguard Group. From prior to 2013 to present, Director of Vanguard’s Irish-domiciled funds and management company. From 2016 to present, Director of NACCO.

Mr. Miller’s qualifications to serve on our Board include his experience in senior management of a major financial services and investment management company, his experience as a partner of a major law firm, and his service on the boards of many academic and civic institutions. Mr. Miller provides our Board with financial, legal, compliance/risk management and strategic planning expertise gained through his careers in finance and law and his service on the audit committees of Vanguard’s Irish-domiciled funds and management company and, prior to his retirement, various audit committees of Vanguard’s affiliated companies.

Alfred M. Rankin, Jr.: Age 76; Director Since 2017

Executive Chairman of the Company and Chairman of HBB and KC. From prior to 2013 to present, Chairman, President, and Chief Executive Officer of Hyster-Yale and Chairman of Hyster Yale Group. From September, 2017 to present Non-Executive Chairman of NACCO, and from prior to 2013 Chairman of NACCO’s principal subsidiary, North American Coal. From prior to 2013 to September 2017 Chairman, President, and CEO of NACCO. From prior to 2013 to October 2014, Director of The Vanguard Group.

In over 45 years of service as a Director to NACCO, our former parent company, Mr. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board unique insight resulting from his service on the boards of other publicly traded corporations. Mr. Rankin is also the grandson of the founder of NACCO and additionally brings the perspective of a long-term stockholder to our Board.

Roger F. Rankin: Age 65; Director Since 2017

Self-employed (personal investments). From prior to 2013 to present, Director of Investors Diversified Realty LLC. Mr. Rankin has served, in recent years, as a Director of our principal wholly owned subsidiaries, HBB and KC.

Mr. Rankin is the grandson of the founder of NACCO, our former parent company.

Thomas T. Rankin: Age 71; Director Since 2017

Retired Owner and President of Cross Country Marketing (a private food brokerage firm). Mr. Rankin has also served, in recent years, as a Director of our principal wholly owned subsidiaries, HBB and KC.

Mr. Rankin is the grandson of the founder of NACCO, our former parent company.

James A. Ratner: Age 73; Director Since 2017

Non-Executive Chairman of Forest City Realty Trust, Inc. From prior to 2013 to 2017, Executive Vice President of Forest City Realty Trust, Inc. From prior to 2013 to September 2017, Director of NACCO.

Mr. Ratner’s experience as Chairman and in senior management of a major publicly traded company provides our Board with valuable insight into corporate governance and strategy.

David F. Taplin: Age 68; Director Since 2017

Self-employed (tree farming). From prior to 2013 to September 2017, Director of NACCO, our former parent company.

Mr. Taplin is the grandson of the founder of the Company and brings the perspective of a long-term stockholder to our Board.

Gregory H. Trepp: Age 56; Director Since 2017

President and Chief Executive Officer of Hamilton Beach Holding from September 2017. From prior to 2013, Director, President and Chief Executive Officer of HBB. From prior to 2013, Director and Chief Executive Officer of KC. From November 2013 to December 2014, Interim President of KC.

With over 20 years of service in HBB’s senior management, including as the President and CEO, and with over eight years of service as the CEO of KC, Mr. Trepp has extensive knowledge of the operations and strategies of our businesses.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES PRESENTED IN PROPOSAL 1.

Director Compensation

The following table sets forth all compensation of each director for services as our directors and as directors of our principal subsidiaries for services rendered during 2017, other than Alfred M. Rankin, Jr. and Gregory H. Trepp. In addition to being directors, Mr. Rankin serves as Executive Chairman of the Company and Mr. Trepp serves as President and CEO of Hamilton Beach Holding and HBB and CEO of KC. Neither Mr. Rankin nor Mr. Trepp receives any compensation for his service as director and their compensation for service as executive officers is shown in the Summary Compensation Table on page 18.

DIRECTOR COMPENSATION

For Fiscal Year Ended December 31, 2017

Name	(A) Fees Earned or Paid in Cash ($)(1)(2)	(B) Stock Awards ($)(3)	(C) All Other Compensation ($)(2)(4)	Total ($)
John P. Jumper	$102,915	$18,293	$5,230	$126,439
Dennis W. LaBarre	$114,022	$18,293	$1,788	$134,103
Michael S. Miller	$99,909	$18,293	$5,251	$123,453
James A. Ratner	$93,289	$37,185	$5,605	$136,078
David F. Taplin	$86,540	$18,293	$1,607	$106,440
Thomas T. Rankin	$49,671	$18,293	$1,207	$69,172
Roger F. Rankin	$49,671	$18,293	$1,207	$69,172
J.C. Butler, Jr.	$16,255	$18,293	$4,124	$38,672
Mark R. Belgya	$18,255	$18,293	$506	$37,055
Richard de J. Osborne (5)	$86,379	—	$1,056	$87,435
Britton T. Taplin (5)	$79,236	—	$4,574	$83,810
David B.H. Williams (5)	$73,829	—	$1,127	$74,956

(1)	Amounts in this column reflect the annual retainers and other fees earned by the directors in 2017. They also include payment for fractional shares of Class A Common that were paid under the Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan, referred to as the “Non-Employee Directors Plan,” described below. During 2017, Mr. Ratner elected to receive additional shares of Class A Common under the Non-Employee Directors Plan in lieu of cash for a portion of his retainer equal to $23,250. The grant date fair value of such additional shares is included in the “Stock Awards” column.

(2)

John P. Jumper, Dennis W. LaBarre, Michael S. Miller, James A. Ratner, David F. Taplin, Richard de J. Osborne, Britton T. Taplin, and David B.H. Williams were directors of NACCO and Hamilton Beach Holding before the spin-off. For the period from January 1, 2017 through September 29, 2017, those individuals received a retainer of $108,750 each from NACCO for their services as a director, $57,094 of which is attributable to service on the board of directors of Hamilton Beach Holding or its subsidiaries. This portion of their NACCO retainer, along with the applicable ratable portion of their chairman and committee member retainers and meeting fees for pre-spin service, is included in Column (A) of this table, regardless of whether paid in cash or restricted shares of NACCO Class A Common, and the applicable ratable portion of their pre-spin NACCO-provided benefit costs are included in Column (C) of this table. Thomas T. Rankin and Roger F. Rankin were directors of each of NACCO’s three primary operating company boards, but not NACCO’s board, before the spin-off. For the period from January 1, 2017 through September 29, 2017, those individuals received a retainer of $45,000 each for their total services as a director, $30,000 of which is attributable to service on the boards of Hamilton Beach Holding’s subsidiaries. This portion of their retainer, along with the applicable ratable portion of their meeting fees for pre-spin service, is included in Column (A) of this table, regardless of whether paid in cash or restricted shares of NACCO Class A Common, and the applicable ratable portion of their pre-spin NACCO-provided benefit costs are included in Column (C) of this table. Amounts reported in the table for J.C. Butler, Jr. and Mark R. Belgya represent only amounts paid for service on our board following the spin-off. Mark R. Belgya was not a director of Hamilton Beach Holding or its subsidiaries prior to the spin-off and, as an employee of NACCO, J.C. Butler, Jr. received no compensation from NACCO for his services as a director of Hamilton Beach Holding prior to the spin-off.

(3)	Under the Non-Employee Directors Plan, the directors are required to receive a portion of their annual retainer in shares of Class A Common (the “Mandatory Shares”). They are also permitted to elect to receive all or part of the remainder of the retainer in the form of shares of Class A Common (the “Voluntary Shares”). Amounts in this column reflect the aggregate grant date fair value of the Mandatory Shares and Voluntary Shares that were granted to directors under the Non-Employee Directors Plan, determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, referred to as “FASB ASC Topic 718.” All Mandatory Shares and Voluntary Shares are immediately vested when granted. Therefore, no equity awards remained outstanding at the end of the fiscal year ended December 31, 2017.

(4)	The amount listed includes the applicable ratable portion of pre-spin NACCO-provided benefit costs, as described in Note (2) above, as well as the following for our post-spin directors: (i) Company-paid life insurance premiums in the amount of $112 for the directors; (ii) other Company-paid premiums for accidental death and dismemberment insurance for the director and his spouse; and (iii) with the exception of John P. Jumper, Michael S. Miller and J.C. Butler, Jr. (who continue to be covered by a policy offered by NACCO), personal excess liability insurance premiums for the directors and immediate family members. The amount listed also includes charitable contributions made in our name on behalf of the director and his spouse under our matching charitable gift program in the amount of $4,000 for each of John P. Jumper, Michael S. Miller, James A. Ratner, Britton T. Taplin, and J.C. Butler, Jr.

(5)	Richard de J. Osborne, Britton T. Taplin, and David B.H. Williams no longer serve on the Hamilton Beach Holding board following the spin-off on September 29, 2017. The amount included in Column (A) of this table for Britton T. Taplin includes fees earned in the fourth quarter of 2017 for service on the boards of directors of our primary operating subsidiaries.

Additional Information Relating to the Director Compensation Table

Each non-employee director is entitled to receive the following compensation for service on our Board and on our subsidiaries’ boards of directors following the spin-off:

Type of Compensation	Amount
Annual Board Retainer:	$150,000 ($90,000 of which is required to be paid in restricted shares of Class A Common)
Annual Committee Retainer:	$8,000 Audit Review Committee member ($5,000 for members of the other Board Committees except the Executive Committee; $0 for the Executive Committee)
Committee Chairman Retainer:	$20,000 Audit Review Committee Chairman, $15,000 Compensation Committee Chairman ($10,000 for Chairman of other Board Committees except the Executive Committee; $0 for the Executive Committee)

The retainers the current directors received for 2017 were pro-rated to reflect their post-spin service only. The retainers are paid quarterly in arrears. No meeting fees are paid, but each director is also reimbursed for expenses incurred as a result of attendance at meetings.

Under the Non-Employee Directors Plan, each non-employee director receives $90,000 of his/her $150,000 retainer in the form of restricted shares of Class A Common. Any fractional shares are paid in cash. The number of shares of Class A Common issued to a director is determined by the following formula:

the dollar value of the portion of the $90,000 retainer that was earned by the director each quarter divided by

the average closing price of shares of Class A Common on the NYSE for each week during such quarter.

These shares are fully vested on the date of grant, and the director is entitled to all rights of a stockholder, including the right to vote and receive dividends. However, the directors are generally required to hold the shares for a period of up to ten years from the last day of the calendar quarter for which the shares were earned and, during that ten-year holding period, the shares cannot be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered except by will or by laws of descent and distribution, in the event of divorce pursuant to a qualified domestic relations order or to a trust or partnership for the benefit of the director or his spouse, children or grandchildren. The transfer restrictions lapse earlier in the event of:

•	death; permanent disability or five years from the date the director is no longer a member of the Board;

•	the date that a director is both no longer a member of our Board and has reached age 70; or

•	at such other time as determined by the Board in its sole discretion.

In addition, each director may elect to receive shares of Class A Common in lieu of cash for up to 100% of the balance of his/her retainers. However, these Voluntary Shares are not subject to the foregoing transfer restrictions. Under the terms of the Non-Employee Directors’ Plan, no director may receive more than 30,000 shares of Class A Common in any calendar year under the plan.

Beginning in 2018, each director also receives (i) $50,000 in Company-paid life insurance; (ii) Company-paid accidental death and dismemberment insurance for the director and spouse; (iii) $10 million in personal excess liability insurance and $3 million in uninsured/underinsured motorist insurance for the director and immediate family members who reside with the director, and (iv) up to $5,000 per year in matching charitable contributions. Refer to Note (4) to the Director Compensation Table for a description of the benefits provided to directors in 2017 following the spin-off.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

Ernst & Young LLP has been selected by the Audit Review Committee as the principal independent registered public accounting firm for the current fiscal year for us and our subsidiaries. The Audit Review Committee considered carefully EY’s performance and its independence with respect to the services to be performed. The Audit Review Committee is responsible for the audit fee negotiations associated with the retention of EY. In connection with the mandated rotation of the lead audit partner, the Audit Review Committee and its Chairman will continue to be directly involved in the selection of EY’s lead audit partner. The Audit Review Committee annually evaluates the performance of EY and determines whether to reengage the independent registered public accounting firm.

The appointment of EY as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, our Board believes that obtaining stockholder ratification is a sound governance practice.

YOUR BOARD AND AUDIT REVIEW COMMITTEE RECOMMEND THAT YOU VOTE “FOR” PROPOSAL 2 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

It is expected that representatives of EY will attend the Annual Meeting, with the opportunity to make a statement if they so desire and, if a representative is in attendance, the representative will be available to answer appropriate questions.

If our stockholders fail to vote in favor of the appointment of EY, the Audit Review Committee will take such actions as it deems necessary as a result of such stockholder vote. Even if the appointment of EY is ratified, the Audit Review Committee may select a different independent registered public accounting firm at any time during fiscal year 2018 if it determines that such a change would be in the best interests of the Company and its stockholders.

Pre-Approval Policies and Procedures

The Audit Review Committee has determined that the provision of non-audit services to us by EY may be generally incompatible with maintaining its independence. As a result, we have adopted policies limiting the services provided by our independent registered public accounting firm that are not audit or audit-related services.

Under our pre-approval policies and procedures, only audit, audit-related services and limited tax services will be performed by EY. All such services must be pre-approved by our Audit Review Committee. For 2017, the Audit Review Committee authorized us to engage EY for specific audit, audit-related and tax services up to specified fee levels. The Audit Review Committee has delegated to the Chairman of the Audit Review Committee together with one other Audit Review Committee member the authority to approve services other than audit, review or attest services, which approvals are reported to the Audit Review Committee at its next meeting. We provide a summary of authorities and commitments at each general meeting of the Audit Review Committee.

Fee Information

Fees for professional services provided by our auditors in 2017 are included the table below (in millions). No independent auditors provided any services directly to Hamilton Beach Holding during fiscal year 2016, as we had not yet separated from NACCO.

2017
Audit Fees (1)	$0.8
Audit-Related Fees	$0
Tax Fees	$0
All Other Fees	$0
Total	$0.8

(1)	“Audit Fees” principally include services rendered by EY for the audit of our annual financial statements and internal controls; the reviews of the interim financial statements included in our Forms 10-Q and services provided in connection with statutory audits and regulatory filings with the SEC.

PART III – EXECUTIVE COMPENSATION INFORMATION

As an emerging growth company under the Jumpstart our Business Startups Act of 2012, or the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer) serving as executive officers at the end of the fiscal year. This section describes the executive compensation program in place for our Named Executive Officers, or NEOs, for 2017.

Named Executive Officers for 2017

The NEOs for 2017 are listed below:

Name	Current Title	Employer	Pre-Spin Title
Gregory H. Trepp	President and CEO of Hamilton Beach Holding and HBB and CEO of KC	HBB (through December 31, 2017) Hamilton Beach Holding (effective January 1, 2018)	President and CEO of HBB and CEO of KC
Alfred M. Rankin, Jr.	Executive Chairman of Hamilton Beach Holding	NACCO (through September 30, 2017) Hamilton Beach Holding (effective October 1, 2017)	Chairman, President and CEO of NACCO and Chairman of HBB, The North American Coal Corporation, and KC
R. Scott Tidey	Senior Vice President North American Sales & Marketing of HBB	HBB	Senior Vice President North American Sales & Marketing of HBB

Hamilton Beach Holding Spin-Off

Prior to September 29, 2017, Hamilton Beach Holding was a wholly owned subsidiary of NACCO. On September 29, 2017, NACCO spun-off Hamilton Beach Holding, including its operating subsidiaries, HBB and KC, to the NACCO stockholders.

Although the information below focuses primarily on compensation provided by Hamilton Beach Holding and HBB, it includes information regarding pre-spin compensation provided by NACCO where required. SEC rules require that NACCO also disclose in its 2018 proxy statement compensation earned by Messrs. Trepp, Rankin, and Tidey during the first nine months of 2017 prior to the spin-off date. As a result, the disclosure of pre-spin compensation contained in this Proxy Statement is duplicative of the pre-spin compensation shown in NACCO’s 2018 proxy statement. Hamilton Beach Holding and NACCO did not each pay Messrs. Trepp, Rankin, and Tidey for services provided prior to the spin-off, and Messrs. Trepp, Rankin, and Tidey were not compensated twice for the same duties. As a result, the information contained in this Proxy Statement and NACCO’s 2018 proxy statement should be read carefully to avoid double-counting of such amounts.

2017 Summary Compensation Table

The following table sets forth the compensation for services of our NEOs in all capacities to the Company and its subsidiaries. For 2017, in addition to including post-spin compensation that was paid to Mr. Rankin by Hamilton Beach Holding, the table includes pre-spin compensation that was earned by Mr. Rankin under NACCO’s compensation programs for the first nine months of 2017 while Hamilton Beach Holding was a subsidiary of NACCO and Mr. Rankin served as Chairman, President and CEO of NACCO.

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 31, 2017

Name and Principal Position (1)	Year	Salary ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Gregory H. Trepp; President and CEO of Hamilton Beach Holding and HBB and CEO of KC(6)	2017	$693,250	—	$1,419,666	(8)	$163,420	$191,418	$2,467,754
	2016	$624,852	—	$1,453,696		$251,868	$153,394	$2,483,810
Alfred M. Rankin, Jr.; Executive Chairman of Hamilton Beach Holding(7)	2017 (paid in part by NACCO and in part by Hamilton Beach Holding)	$574,627	$1,798,031	$1,252,672	(9)	$1,824,567	$317,367	$5,767,264

	2016 (all paid by NACCO)	$604,034	$2,442,736	$1,761,910	(9)	$1,234,283	$345,683	$6,388,646
R. Scott Tidey; Senior Vice President North American Sales & Marketing of HBB	2017	$419,692	—	$465,490	(8)	$48,935	$87,603	$1,021,720
	2016	$366,583	—	$520,749		$65,385	$77,551	$1,030,731

(1)	Prior to the Hamilton Beach Holding spin-off in 2017, Mr. Rankin was employed by NACCO but provided services to NACCO and all of its subsidiaries, including Hamilton Beach Holding and its subsidiaries. For the remainder of 2017 following the spin-off, Mr. Rankin served as a non-employee director and consultant of NACCO and separately as an employee and director of Hamilton Beach Holding, and he was compensated separately by each of NACCO and Hamilton Beach Holding for that period. The amounts reported in the above table for Mr. Rankin for 2016 were paid by NACCO. Amounts reported for 2017 for Mr. Rankin include the sum of (i) compensation he earned during the first nine months of 2017 prior to the spin-off date while he was employed by NACCO and while Hamilton Beach Holding was a subsidiary of NACCO, plus (ii) compensation he earned from Hamilton Beach Holding following the spin-off date. The 2017 total compensation figure from the above table is allocated between NACCO and Hamilton Beach Holding as follows:

	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
NACCO Compensation (for pre-spin services)	$474,627	$1,651,936	$1,196,884	$1,824,567	$315,837	$5,463,851
Hamilton Beach Holding Compensation (for post-spin services)	$100,000	$146,095	$55,788	$0	$1,530	$303,413

Total Compensation disclosed on Hamilton Beach Holding 2017 Summary Compensation Table	$574,627	$1,798,031	$1,252,672	$1,824,567	$317,367	$5,767,264

As stated above, SEC disclosure rules require that the compensation earned by Mr. Rankin in 2017 prior to the spin-off be included in our Proxy Statement and NACCO’s 2018 proxy statement. This disclosure is duplicative, and he was not compensated twice for the same duties.

(2)	The amounts reported under the “Salary” column for 2017 include both base salary and the perquisite allowance.

(3)	The amounts reported in the “Stock Awards” column represent the grant date fair value of the shares of stock that were granted to NEOs for awards under the long-term equity plans, computed in accordance with FASB ASC Topic 718. The amount reported for Mr. Rankin for 2016 reflects the shares of NACCO class A common issued under the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan, referred to as the “NACCO Long-Term Equity Plan,” for 2016 performance. The amount reported for Mr. Rankin for 2017 reflects (i) the shares of NACCO Class A Common issued under the NACCO Long-Term Equity Plan for 2017 performance (pro-rated based on his pre-spin service to the NACCO-wide group) and (ii) the shares of Hamilton Beach Holding Class A Common issued under the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan, referred to as the “Hamilton Beach Holding Long-Term Equity Plan,” for post-spin performance in 2017. Refer to the table on page 29 under “Long-Term Incentive Compensation” to determine the target long-term awards, as well as the cash-denominated award payouts for 2017, under the long-term equity plans.

(4)	Amounts listed in this column for 2017 also reflect the interest that is in excess of 120% of the long-term applicable federal rate, compounded monthly, that was credited to the NEO’s accounts under the Hamilton Beach Brands, Inc. Long-Term Incentive Compensation Plan, referred to as the “HBB Long-Term Cash Plan,” and the nonqualified deferred compensation plans described on pages 33 and 34. The corresponding column in NACCO’s Summary Compensation Table has historically also reflected changes in the actuarial present value of accumulated benefits under defined benefit pension plans for the NEOs, which is omitted here due to the different disclosure rules applicable to us as an emerging growth company.

(5)	All other compensation earned during 2017 for each of the NEOs is as follows:

	Gregory H. Trepp	Alfred M. Rankin, Jr.	R. Scott Tidey
Employer Excess Plan Matching Contributions	$0	$62,175	$0
Employer Qualified Profit Sharing Contributions	$13,499	$0	$13,499
Employer Excess Plan Profit Sharing Contributions	$152,253	$221,468	$60,243
Other Qualified Employer Retirement Contributions	$8,100	$0	$8,100
Other Excess Plan Employer Retirement Contributions	$12,697	$18,855	$4,491
Employer Paid Life Insurance Premiums	$1,612	$11,927	$955
Perquisites and Other Personal Benefits	$0	$0	$0
Tax Gross-Ups	$0	$0	$0
Other	$3,257	$2,942	$315

Total	$191,418	$317,367	$87,603

The Company does not provide Mr. Rankin with any retirement benefits. Of the amount shown above for Mr. Rankin, $302,498 represents benefits earned from NACCO in 2017 under NACCO’s non-qualified defined contribution retirement plans.

Amounts listed in “Other” include employer-paid premiums for personal excess liability insurance, executive travel accident insurance premiums and wellness subsidies.

(6)	In September 2017, Mr. Trepp assumed the role of President and CEO of Hamilton Beach Holding, in addition to his existing role as President and CEO of HBB and CEO of KC.

(7)	Mr. Rankin retired as the President and CEO of NACCO effective September 30, 2017, and assumed the role of Executive Chairman of Hamilton Beach Holding.

(8)

The amounts listed for 2017 include a cash payment of $488,313 to Mr. Trepp and $207,244 to Mr. Tidey under the Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan, referred to as the “HBB Short-Term

Plan,” and $931,353 to Mr. Trepp and $258,246 to Mr. Tidey representing the value of their awards under the HBB Long-Term Cash Plan.

(9)	The amount listed for 2016 includes the cash payments under the NACCO Industries, Inc. Annual Incentive Compensation Plan, referred to as the “NACCO Short-Term Plan,” and the NACCO Long-Term Equity Plan. The amount listed for 2017 includes (i) a cash payment of $562,643 to Mr. Rankin under the NACCO Short-Term Plan, (ii) the cash portion (approximately 35%) of Mr. Rankin’s award under the NACCO Long-Term Equity Plan for 2017, which was pro-rated based on his pre-spin service with NACCO and its subsidiaries, and (iii) and the cash portion (approximately 35%) of Mr. Rankin’s award under the Hamilton Beach Holding Long-Term Equity Plan for the post-spin portion of 2017.

Discussion of the Executive Compensation Program

Executive Compensation Governance

For the portion of 2017 preceding the spin-off, the NACCO compensation committee was responsible for determining compensation policy for employees of NACCO, including Mr. Rankin, and the HBB compensation committee was responsible for determining compensation policy for employees of HBB and its subsidiaries, including Messrs. Trepp and Tidey. The Hamilton Beach Holding compensation committee establishes and oversees the administration of the policies, programs and procedures for compensating our NEOs following the spin-off. The members of the NACCO compensation committee, the HBB compensation committee, and the Hamilton Beach Holding compensation committee, referred to collectively as the “Compensation Committee” unless the context requires otherwise, consist solely of independent directors. The Hamilton Beach Holding Compensation Committee’s responsibilities are listed on page 5.

Role of Executive Officers in Compensation Decisions

Our management, in particular the CEO of Hamilton Beach Holding and, prior to the spin-off, the CEO of NACCO and the CEO of each applicable subsidiary, reviews company goals and objectives relevant to the compensation of our executive officers. Mr. Trepp, for periods after the spin-off, and Mr. Rankin, for periods prior to the spin-off, annually review the performance of each executive officer and make recommendations based on these reviews, including with respect to salary adjustments and incentive compensation award amounts, to the Compensation Committee, except that Mr. Trepp’s performance after the spin-off is reviewed by the Hamilton Beach Holding compensation committee and Mr. Rankin’s performance prior to the spin-off was reviewed by the NACCO compensation committee. In addition to the CEO recommendations, the Compensation Committee considers recommendations made by the Korn Ferry Hay Group, referred to as the “Hay Group,” which bases its recommendations upon an analysis of similar positions at a broad range of domestic industries, as well as an understanding of our policies and objectives, as described below. The Compensation Committee may exercise its discretion in modifying any recommended adjustments or awards to executive officers. After considering these recommendations, the Compensation Committee determines the base salary and incentive compensation levels for the executive officers, including each NEO, and any additional discretionary payments.

Compensation Consultants

The Compensation Committee receives assistance and advice from the Hay Group. The Hay Group is engaged by and reports to the Compensation Committee and also provides advice and discusses compensation issues directly with management.

Throughout 2017, the Hay Group made recommendations regarding substantially all aspects of compensation for the directors and senior management employees, including the NEOs. For 2017, the Hay Group was engaged in general to make recommendations regarding:

•	director compensation levels;

•	2017 salary midpoints, incentive compensation targets (calculated as a percentage of salary midpoint) and target total compensation for senior management positions;

•	2017 salary midpoints and/or range movement for all other employee positions; and

•	mid-year Hay point levels, salary midpoints and incentive targets for all new senior management positions and/or changes to current senior management positions.

In addition, in August 2017, the Hay Group made recommendations regarding post-spin-off salary and salary midpoint levels for Messrs. Trepp and Rankin.

All Hay point recommendations are determined by the Hay Group through the consistent application of the Hay point methodology, which is a proprietary method that takes into account the know-how, problem solving and accountability requirements of the position.

Representatives of the Hay Group attended two Compensation Committee meetings in 2017 and, during one of those meetings, consulted with the Compensation Committee in executive session without management present. The Hay Group did not provide any other services to us or the Compensation Committee in 2017. The Compensation Committee considered and assessed the independence of the Hay Group and all relevant factors including the six factors set forth in Rule 10c-1(b) (4)(i)-(vi) under the Securities Exchange Act of 1934, referred to as the “Exchange Act,” that could give rise to a potential conflict of interest with respect to the Hay Group. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by the Hay Group.

Hay Group’s All Industrials Survey — Salary Midpoint

As a starting point for setting target total compensation, the Compensation Committee directed the Hay Group to use its proprietary survey of a broad group of domestic industrial organizations ranging in size from approximately $150 million to approximately $5 billion in annual revenues (the “All Industrials survey”). For 2017, participants in the All Industrials survey included 359 parent organizations and 460 independent operating units that satisfied the Hay Group’s quality assurance controls and represented almost all segments of industry, including consumer products and mining.

Using its proprietary Hay point methodology, the Hay Group compares positions of similar scope and complexity with the data contained in the All Industrials survey. The Compensation Committee directed the Hay Group to derive a median salary level for each Hay point level targeted at the 50th percentile of the All Industrials survey (the “salary midpoint”). The Compensation Committee set target compensation levels at (or slightly below) the salary midpoint determined by the Hay Group.

Because salary midpoints are based on each Hay point level, all of the employees at a particular Hay point level at a particular company generally have the same salary midpoint. The salary midpoint provided by the Hay Group is then used to calculate the target total compensation of all senior management employees, including the NEOs. The Compensation Committee applied special rules when setting Mr. Rankin’s salary midpoint and target total compensation — refer to Note (3) on page 22.

Compensation Policy and Methodology — Target Total Compensation

The Compensation Committee establishes a comprehensively defined “target total compensation” amount for each senior management employee following rigorous evaluation standards that help to ensure internal equity. In this process, the Compensation Committee reviews “tally sheets” for the NEOs and other senior management employees that list each employee’s title, Hay points and the following information for the current year, as well as that being proposed for the subsequent year:

•	Salary midpoint, as determined by the Hay Group from the All Industrials survey;

•	Cash in lieu of perquisites (if applicable);

•	Short-term incentive target dollar amount (determined by multiplying the salary midpoint by a specified percentage of that midpoint, as determined by the Compensation Committee, with advice from the Hay Group, for each salary grade);

•	Long-term incentive target dollar amount (determined in the same manner as the short-term incentive target);

•	Target total compensation, which is the sum of the foregoing amounts; and

•	Base salary.

In November 2016, the Compensation Committee reviewed the tally sheets for each of our NEOs to decide whether it should make changes to the 2017 compensation program. The Compensation Committee determined that the overall program continued to be consistent with its compensation objectives and did not make any material changes for 2017, other than changes made in the course of 2017 in connection with the spin-off.

The Compensation Committee views the various components of compensation as related but distinct. While the Compensation Committee determines the salary midpoint based on the information provided from the All Industrials survey, it generally sets base salary levels between 80% and 120% of salary midpoint (up to 130% for Mr. Rankin prior to the spin-off). The Compensation Committee also obtains the total target incentive compensation amounts from the All Industrials survey but determines the mix of short-term and long-term incentives in its discretion, based on its decision regarding how best to motivate employees.

The following table sets forth target total compensation for the NEOs, as recommended by the Hay Group and approved by the Compensation Committee for 2017:

Named Executive Officers	(A) Salary Midpoint ($)(%)		(B) Cash in Lieu of Perquisites ($)(%)(1)		(C) Short-Term Plan Target ($)(%)		(D) Long-Term Plan Target ($)(%)(2)		(A)+(B)+(C)+(D) Target Total Compensation ($)
Gregory H. Trepp	$672,700	30.8%	$34,992	1.6%	$470,890	21.5%	$1,009,050	46.1%	$2,187,632
Alfred M. Rankin, Jr.(3)	$400,000	36.7%	$0	0.0%	$0	0.0%	$690,000	63.3%	$1,090,000
R. Scott Tidey	$399,700	44.5%	$19,992	2.2%	$199,850	22.2%	$279,790	31.1%	$899,332

(1)	In addition to providing limited perquisites to a limited number of employees in unique circumstances, senior management employees are paid a fixed dollar amount of cash in lieu of perquisites. The dollar amounts provided to the NEOs in 2017 were approved by the Compensation Committee based on a triennial analysis performed by the Hay Group in 2014. Based on this analysis, the compensation committees set a defined perquisite allowance for each senior management employee, based on Hay point levels. These amounts are paid in cash ratably throughout the year.

(2)	The amount shown for Mr. Rankin includes a 15% increase from the Hay-recommended long-term plan target award that the Compensation Committee applies each year to account for the immediately taxable nature of the long-term equity plan awards.

(3)	The amounts shown for Mr. Rankin in the above table reflect the annual levels established by the Hamilton Beach Holding compensation committee for 2017 for Mr. Rankin’s service as Executive Chairman of Hamilton Beach Holding following the spin-off. Mr. Rankin’s actual total compensation for 2017, as shown in the Summary Compensation Table on page 18, is the sum of pro-rated amounts paid by NACCO for the first nine months of 2017 prior to the spin-off and pro-rated amounts paid by Hamilton Beach Holding for the final three months of 2017 following the spin-off. The annual levels established by the NACCO compensation committee for 2017 for Mr. Rankin’s service as Chairman, President and CEO of NACCO prior to the spin-off were as follows: (A) Salary Midpoint - $669,900; (B) Cash in Lieu of Perquisites - $28,000; (C) Short-Term Plan Target - $669,900; (D) Long-Term Plan Target - $1,925,963; Total - $3,293,763. The annual levels established by the NACCO compensation committee for 2017 prior to the spin-off were determined by applying a 30% reduction to the salary midpoint level for the position of a stand-alone Chairman, President and CEO of NACCO and its subsidiaries. That reduction was applied to reflect Mr. Rankin’s continued service as Chairman, President and CEO of Hyster-Yale, a former subsidiary of NACCO that was spun-off in 2012, in addition to his role as Chairman, President and CEO of NACCO prior to the spin-off.

Target total compensation is supplemented by health and welfare benefits and retirement benefits, which consist of both (i) qualified defined contribution plans and (ii) nonqualified defined contribution plans (the “Excess Plans”). Certain NEOs and other employees are also entitled to various frozen retirement benefits. However, while Mr. Rankin participated in health and welfare benefits and retirement benefit plans of NACCO prior to the spin-off, he received a more limited set of health and welfare benefits, and no retirement benefits, from Hamilton Beach Holding following the spin-off in 2017. In addition, the Compensation Committee may award discretionary cash and equity bonuses to employees, including the NEOs, although it rarely does so and did not do so for the NEOs in 2017.

Impact of Hamilton Beach Holding Spin-Off on 2017 Compensation

•	Job Duties: Mr. Rankin retired as the President and CEO of NACCO on September 30, 2017, and assumed the role of Executive Chairman of Hamilton Beach Holding. Mr. Rankin also became non-executive Chairman of the Board of Directors of NACCO.

•	Base Salary and Perquisite Allowance: Mr. Trepp’s annual base salary rate was increased to $700,000 for the remainder of 2017 following the spin-off. The Compensation Committee approved a post-spin-off annual base salary of $400,000 for Mr. Rankin, and Mr. Rankin no longer received a perquisite allowance following the spin-off.

•	Incentive Compensation: Short-term and long-term incentive compensation awards for Messrs. Trepp and Tidey for 2017 were not changed following the spin-off. Mr. Rankin’s short-term and long-term incentive compensation awards under NACCO’s incentive compensation plans were pro-rated based on his pre-spin service with the NACCO-wide group, and he received a separate, pro-rata award under the Hamilton Beach Holding Long-Term Equity Plan for post-spin Hamilton Beach Holding service. Mr. Rankin no longer participates in a short-term incentive compensation plan following the spin-off. Following the spin-off, Mr. Rankin’s salary midpoint was set at $400,000 and his long-term incentive compensation target (as a percentage of salary midpoint) was set at 150%.

Base Salary

For 2017, the Compensation Committee determined the base salary for the NEOs by taking into account their individual performance for 2016 and the relationship of their 2016 base salary to the new 2017 salary midpoint for their Hay point level. In general, base salaries are set between 80% and 120% of an employee’s salary midpoint (up to 130% for Mr. Rankin prior to the spin-off).

The following table sets forth the salary midpoint, base salary and cash paid in lieu of perquisites determined for each NEO for 2017:

Named Executive Officer	2017 Salary Midpoint ($)	Base Salary for 2017 and as a Percentage of Salary Midpoint ($)(%)		Increase Compared to 2016 Base Salary (%)	Cash in Lieu of Perquisites ($)
Gregory H. Trepp(1)	$672,700	$700,000	104%	19%	$34,992
Alfred M. Rankin, Jr.(2)	$400,000	$400,000	100%	—	$0
R. Scott Tidey	$399,700	$399,700	100%	15%	$19,992

(1)	The amounts shown for Mr. Trepp in the above table reflect the annual base salary level in effect for Mr. Trepp for 2017 following the spin-off. Mr. Trepp’s actual compensation for 2017, as reflected in the Summary Compensation Table on page 18, included base salary paid at the annual rate of $644,344 for the first nine months of 2017 prior to the spin-off and at the annual rate of $700,000 for the final three months of 2017 following the spin-off.

(2)

The amounts shown for Mr. Rankin in the above table reflect the annual levels established by the Hamilton Beach Holding compensation committee for 2017 for Mr. Rankin’s service as Executive Chairman of Hamilton Beach Holding following the spin-off. Mr. Rankin’s actual compensation for 2017, as reflected in the Summary Compensation Table on page 18, included pro-rated amounts paid by NACCO for the first nine months of 2017 prior to the spin-off and pro-rated amounts paid by Hamilton Beach Holding for the final three months of 2017 following the spin-off. The annual levels established by the NACCO compensation committee for 2017 for Mr. Rankin’s service as Chairman, President and CEO of NACCO prior to the spin-off were as follows: 2017 Salary Midpoint - $669,900; Base Salary for 2017 and as a Percentage of Salary Midpoint - $604,836, 90.3%; Increase Compared to 2016 Base Salary - 5%; Cash in Lieu of Perquisites - $28,000. The annual levels established by the NACCO compensation committee for 2017 prior to the spin-off were determined by applying a 30% reduction from the Hay-recommended salary midpoint amount for a stand-alone CEO of NACCO in 2017.

Incentive Compensation

Applicable Incentive Compensation Plans. One of the principles of our compensation program is that senior management employees, including the NEOs, are compensated based on the performance of the Company or the business unit for which the employee has responsibility. As a result, for 2017, (i) the incentive compensation of Mr. Rankin was based on the performance of The North American Coal Corporation, referred to as “NACoal,” and HBB for pre-spin services and the performance of Hamilton Beach Holding for post-spin services, and (ii) the incentive compensation of Messrs. Trepp and Tidey was based on the performance of HBB. The Compensation Committees did not take the performance of KC into account when determining the incentive compensation benefits of NACCO employees or any of our NEOs for 2017. The table below identifies the incentive compensation plans in which the NEOs participated during 2017:

Named Executive Officer	Incentive Compensation Plans
Gregory H. Trepp and R. Scott Tidey	HBB Short-Term Plan HBB Long-Term Cash Plan
Alfred M. Rankin, Jr.	NACCO Short-Term Plan (pre-spin) NACCO Long-Term Equity Plan (pre-spin) Hamilton Beach Holding Long-Term Equity Plan (post-spin)

Overview. The Compensation Committee believes that a material percentage of the NEOs’ compensation should be contingent on the performance of Hamilton Beach Holding and/or the subsidiary for which they are responsible. The performance criteria and target performance levels for the incentive plans are established within the Compensation Committee’s discretion, and are generally based upon management’s recommendations as to the performance objectives of the Company or the particular business for the year. Two types of performance targets are used in the incentive compensation plans:

•	Targets Based on Annual Operating Plans. Certain performance targets are based on forecasts contained in the 2017 annual operating plan (“AOP”). With respect to these targets, there is an expectation that these performance targets will be met during the year. If they are not, the participants will not receive all or a portion of the award that is based on these performance criteria. In 2017, the Compensation Committee set the financial performance targets under the short-term incentive plans against the 2017 AOPs so that employees would receive an incentive payout if they achieved AOP results in the short-term. However, the entry level and maximum payment limits under these plans were set so that employees would not be over-compensated simply for meeting AOP results.

•	Targets Based on Long-Term Goals. Other performance targets are not based on the 2017 AOPs. Rather, they are based on long-term goals established by the Compensation Committee. Because these targets are not based on the AOPs, it is possible in any given year that the level of actual performance may be above or below the specified performance target for that year. The performance targets under the HBB 2017 long-term incentive plans are examples of targets that were based on long-term corporate objectives. They were not based on targets established by management and contained in NACCO’s five-year long-range business plan (although there was a correlation between them). These targets represent performance that the NACCO Compensation Committee believed NACCO and its subsidiaries should deliver over the long-term, not the performance that was expected in the current year or the near term. Hamilton Beach Holding’s Compensation Committee agreed with that approach and applied the same methodology for the post-spin portion of 2017.

Design of Incentive Program: Use of ROTCE to Establish Maximum Payment Pools. Historically, Code Section 162(m) provided generally that a publicly traded company could not deduct compensation of more than $1 million that was paid to certain named executive officers for federal income tax purposes unless that compensation was “qualified performance-based compensation.” Among other requirements, prior to the spin-off the performance-based exception to Code Section 162(m) required that deductible compensation be paid under a plan that has been approved by NACCO’s stockholders.

NACCO previously obtained stockholder approval of the following incentive plans that provide benefits to the NEOs (the “162(m) Plans”):

•	The NACCO Short-Term Plan;
•	The NACCO Long-Term Equity Plan;
•	The HBB Short-Term Plan; and
•	The HBB Long-Term Cash Plan.

References to “162(m) Plans” also include the Hamilton Beach Holding Long-Term Equity Plan, which was not approved by NACCO’s stockholders, but which may qualify for the qualified performance-based exception for 2017 awards paid in 2018 under Code Section 162(m) transitional rules if the other applicable requirements are met.

Under tax reform legislation, the qualified performance-based compensation exception described above generally ceased to be available effective January 1, 2018, except that certain grandfathered arrangements in effect on November 2, 2017 may continue to qualify for the qualified performance-based compensation exception. Our intent prior to the enactment of tax reform legislation was to seek post-spin stockholder approval (by our public stockholders) of the Hamilton Beach Holding Long-Term Equity Plan and of the amended HBB Short-Term Plan and HBB Long-Term Cash Plan for purposes of approving the performance goals thereunder in order to qualify for the qualified performance-based compensation exception under Section 162(m) for future awards. However, such approval is no longer relevant or necessary due to the effect of tax reform, and we therefore have decided not to seek such stockholder approval.

For each 162(m) Plan, the Compensation Committee historically established a payment pool based on actual results against a pre-established return on total capital employed (“ROTCE”) performance target that was designed to potentially meet the requirements for qualified performance-based compensation under Code Section 162(m). The Compensation Committee has believed that use of ROTCE performance measures align the executives’ interests with those of our stockholders.

For 2017, a minimum ROTCE target had to be met for any payment to be permitted, and any payment pool to be created, under a particular 162(m) Plan. A maximum ROTCE target established the maximum limit, and a maximum payment pool, for awards that can be paid to each covered employee under Code Section 162(m) under a particular 162(m) Plan for the 2017 performance period. ROTCE is calculated as follows:

Earnings Before Interest After-Tax after adjustments

divided by

Total Capital Employed after adjustments

Earnings Before Interest After-Tax is equal to the sum of interest expense, net of interest income, less 38% for taxes (23% for taxes incurred in a legal entity that is eligible to claim percentage depletion or the applicable foreign tax rate for non-U.S. entities), plus consolidated net income from continuing operations. Total Capital Employed is equal to (i) the sum of the average debt and average stockholders’ equity less (ii) average consolidated cash. For purposes of the HBB Short-Term Plan and the HBB Long-Term Cash Plan, average debt, stockholders’ equity and consolidated cash are calculated by taking the sum of the balance at the beginning of the year and the balance at the end of each of the next twelve months divided by thirteen. ROTCE is calculated from the NACCO or subsidiary financial statements using average debt, average stockholders’ equity and average cash based on the sum of the balance at the beginning of the year and the balance at the end of each quarter divided by five, which is then adjusted for any non-recurring or special items.

Following (dollar amounts in thousands) is the calculation of HBB’s 2017 consolidated ROTCE for purposes of determining the maximum payment pool under the HBB Short-Term Plan and HBB Long-Term Cash Plan for 2017:

2017 HBB Net Income	$21,117
Plus: Adjustments to Net Income	$6,937
Plus: 2017 Interest expense, net	$1,725
Less: Income taxes on 2017 interest expense	$(655)

Adjusted Earnings Before Interest After-Tax	$29,124

2017 Average stockholders’ equity (12/31/2016 and each of 2017’s quarter ends)	$37,790
Plus: Adjustments to Total Capital Employed	$2,622
2017 Average debt (12/31/2016 and each of 2017’s quarter ends)	$52,915
Less: 2017 Average cash (12/31/2016 and each of 2017’s quarter ends)	$(3,249)

Total Capital Employed	$90,078

HBB Adjusted Consolidated ROTCE	32.3%

Following (dollar amounts in thousands) is the calculation of Hamilton Beach Holding’s post-spin 2017 consolidated ROTCE for purposes of determining the maximum payment pool under the Hamilton Beach Holding Long-Term Equity Plan for 2017:

2017 Hamilton Beach Holding Post-Spin Net Income	$11,988
Plus: Adjustments to Net Income	$4,452
Plus: 2017 Post-Spin Interest expense, net	$497
Less: Income taxes on 2017 Post-Spin interest expense	$(189)

Adjusted Earnings Before Interest After-Tax	$16,748

2017 Average stockholders’ equity (9/30/3017 and 12/31/2017)	$25,243
Plus: Adjustments to Total Capital Employed	$4,408
2017 Average debt (9/30/3017 and 12/31/2017)	$62,604
Less: 2017 Average cash (9/30/3017 and 12/31/2017)	$(1,978)

Total Capital Employed	$90,277

Hamilton Beach Holding Post-Spin Adjusted Consolidated ROTCE	18.6%

The results of KC were excluded from the calculation of Hamilton Beach Holding’s post-spin 2017 consolidated ROTCE. Similar calculations of NACCO’s 2017 consolidated ROTCE were made for purposes of determining the maximum payment pool under the NACCO Short-Term Plan and NACCO Long-Term Equity Plan for 2017.

Adjustments to the ROTCE calculation under our incentive plans are for non-recurring or special items that were established by the Compensation Committee at the time the ROTCE targets were set, including eliminating from all amounts used in the calculation the after-tax expenses relating to any acquisition or disposition, whether in progress or successful. For 2017, the ROTCE adjustments related to (i) the effect of the Hamilton Beach Holding spin-off; (ii) the effect of the Tax Cuts and Jobs Act tax reform legislation; and (iii) the after-tax impact of the following costs or expenses, only if they were in excess of the amounts included in the 2017 AOPs:

•	any tangible or intangible asset impairment;
•	subsidiary restructuring/store closing costs including reduction in force and inventory liquidation charges;
•	certain subsidiary patent infringement and other litigation and settlement costs;
•	environmental expenses, asset retirement obligations, black lung liability and early lease termination expenses;
•	costs relating to valuation allowances against deferred tax assets; and
•	costs relating to changes in laws and regulations.

The Compensation Committee determined that these items were incurred in connection with improving our operations and, as a result, these items should not adversely affect incentive payments, as the actions or events were beneficial or were generally not within the employees’ control.

For 2017, final ROTCE results under the 162(m) Plans resulted in the following maximum payment pools being available under the 162(m) Plans:

162(m) Plan	2017 Consolidated ROTCE Target for 100% Payout (1)	2017 Adjusted ROTCE Result	2017 Maximum Permitted Payment (% of Target Award)
NACCO Short-Term Plan	3.5%	87.8%	150.0%

NACCO Long-Term Equity Plan (2)	3.5%	87.8%	350.0%
HBB Short-Term Plan	8%	32.3%	150%
HBB Long-Term Cash Plan	8%	32.3%	150%
Hamilton Beach Holding Long-Term Equity Plan	3%	18.6%	150%

(1)	The 2017 ROTCE targets that were used in the 162(m) Plans are based on NACCO’s consolidated ROTCE for the NACCO incentive plans and HBB’s consolidated ROTCE for the HBB incentive plans. The NACCO and HBB 2017 ROTCE targets were unchanged from those in effect in 2016. The 2017 ROTCE targets that were used in the Hamilton Beach Holding Long-Term Equity Plan are based on Hamilton Beach Holding’s consolidated ROTCE for the portion of 2017 following the spin-off.

(2)	The general rule is that the cash-denominated awards under the NACCO Long-Term Equity Plan for 2017 may not exceed 350% of the target award levels. However, since the awards payable under the NACCO Long-Term Equity Plan are based on the sum of the payout percentages under the HBB Long-Term Cash Plan and The NACoal Long-Term Incentive Compensation Plan, if the awards under both such plans achieve the maximum payout results due to extraordinary company results, then the maximum payment permitted under the NACCO Long-Term Equity Plan for each participant is the amount specified in the plan document, which is the greater of $12 million or the fair market value of 500,000 NACCO Class A Common shares.

The Compensation Committee then exercises “negative discretion” under the 162(m) Plans by considering the results of underlying financial and operating performance measures to determine the final incentive compensation payment for each participant. These underlying financial and operating performance measures are listed in the incentive compensation tables beginning on page 28 and reflect the achievement of specified business goals for 2017 (for those targets that are based on the AOPs) or for future years (for those targets that are based on long-term goals).

Incentive Compensation Tables. When reviewing the incentive compensation tables beginning on page 28, the following factors should be considered:

•	The applicable incentive compensation plan, performance objectives and targets and payout percentages are different for each NEO, depending on his employer.

•	In calculating the final performance results, adjustments were made for various items incurred in connection with improving operations, consistent with the adjustments listed for the ROTCE calculation above.

•	Achievement percentages are based on the formulas contained in underlying performance guidelines adopted annually by the Compensation Committee for each incentive plan. The formulas do not provide for straight-line interpolation from the performance target to the maximum payment target.

•	Target awards for each executive are equal to a specified percentage of the executive’s 2017 salary midpoint, based on the number of Hay points assigned to the position and the appropriate level of incentive compensation targets recommended by the Hay Group and adopted by the Compensation Committee at that level. The Compensation Committee then increases the target awards under the NACCO Long-Term Equity Plan and the Hamilton Beach Holding Long-Term Equity Plan by 15% to account for the immediately taxable nature of the award.

•	Except for Mr. Rankin’s 2017 award under the Hamilton Beach Holding Long-Term Equity Plan, which is based solely on post-spin service, the plans have a one-year performance period. However, the Compensation Committee suspended the KC long-term plan for 2017 and did not take KC performance results into account when determining the incentive compensation benefits of the NACCO or Hamilton Beach Holding employees for 2017.

•	Final awards are determined after year-end by comparing actual performance to the pre-established performance targets that were set by the Compensation Committee.

•	The Compensation Committee, in its discretion, may decrease or eliminate awards. The Compensation Committee, in its discretion, may also increase awards and may approve the payment of awards where business unit performance would otherwise not meet the minimum criteria set for payment of awards, although it rarely does so and, in the case of the NEOs, was prohibited from doing so under the 162(m) Plans for 2017.

•	Short-term plan awards are paid annually in cash. Except for earlier payments in the case of retirement, death, disability and other limited circumstances, HBB Long-Term Cash Plan awards are paid in cash after a three-year holding period. NACCO Long-Term Equity Plan awards are paid annually in a combination of cash and restricted shares of NACCO Class A Common, and Hamilton Beach Holding Long-Term Equity Plan awards are paid annually in a combination of cash and restricted shares of Hamilton Beach Holding Class A Common. Historically, the restricted shares issued under the NACCO Long-Term Equity Plan are generally subject to a ten-year holding period. Restricted shares issued to our NEOs under the Hamilton Beach Holding Long-Term Equity Plan are also subject to a ten-year holding period.

•	All NEO incentive awards are fully vested when granted.

Short-Term Incentive Compensation

Depending on the NEO’s position, the short-term plans were designed to provide target short-term incentive compensation between 50% and 100% of each participant’s 2017 salary midpoint. The following table shows the short-term target awards and payouts approved by the Compensation Committee for each NEO for 2017:

Named Executive Officer and Short-Term Plan	(A) 2017 Salary Midpoint ($)	(B) Short-Term Plan Target as a % of Salary Midpoint (%)	(C) = (A) x (B) Short-Term Plan Target ($)	(D) Short-Term Plan Payout as % of Target (%)	(E) = (C) x (D) Short-Term Plan Payout ($)
Gregory H. Trepp (HBB Short-Term Plan)	$672,700	70%	$470,890	103.7%	$488,313
Alfred M. Rankin, Jr.(1)	$400,000	—	—	—	—
R. Scott Tidey (HBB Short-Term Plan)	$399,700	50%	$199,850	103.7%	$207,244

(1)	Mr. Rankin did not participate in any short-term incentive compensation plan in 2017 following the spin-off. Mr. Rankin’s final payout under the NACCO Short-Term Plan for pre-spin service with the NACCO-wide group was calculated as follows: (A) Salary Midpoint - $669,900; (B) Short-Term Plan Target as a % of Salary Midpoint - 100%; (C) Short-Term Plan Target (pro-rated based on pre-spin service) – $501,018; (D) Short Term Plan Payout as % of Target – 112.3%; (E) Short-Term Plan Payout (pro-rated based on pre-spin service) - $562,643.

HBB Short-Term Plan for Messrs. Trepp and Tidey. The following table shows the performance criteria established by the Compensation Committee for 2017 under the HBB Short-Term Plan to determine final incentive compensation payments for Messrs. Trepp and Tidey.

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted Net Income	20%	$27,229,063	$28,060,706	124.3%	24.9%
HBB Adjusted Net Sales	40%	$621,263,867	$612,915,929	87.5%	35.0%
HBB Adjusted ROTCE	20%	31.4%	32.2%	108.0%	21.6%
HBB Adjusted Operating Profit Margin	20%	7.1%	7.3%	111.1%	22.2%
Final Payout Percentage – HBB					103.7% (1)

(1)	An additional performance target continued to apply to the HBB Short-Term Plan for 2017. Unless HBB’s Adjusted Operating Profit Margin exceeded 4% for the year, the final payout percentage under the plan would be reduced by up to 40% from the amount otherwise determined under the formula shown above. This target acts as an additional control which was designed to reflect the Compensation Committee’s view that full incentive compensation payments should not be paid if HBB does not meet a minimum Operating Profit Margin threshold for the year. Because HBB’s Adjusted Operating Profit Margin exceeded 4% in 2017, no reduction occurred.

NACCO Short-Term Plan for Mr. Rankin. For 2017, incentive compensation for Mr. Rankin under the NACCO Short-Term Plan was based on performance against specific business objectives of HBB and NACoal for the year, as identified in each subsidiary’s short-term plan, adjusted to exclude HBB and KC following the spin-off, which resulted in a final payout percentage of 112.3%. Mr. Rankin’s final payment for 2017 under the NACCO Short-Term Plan was pro-rated based on his pre-spin service with the NACCO-wide group, and he did not participate in the NACCO Short-Term Plan or the HBB Short-Term Plan following the spin-off.

Long-Term Incentive Compensation

In General. The purpose of our long-term incentive compensation plans is to enable senior management employees to accumulate capital through managerial performance, which the Compensation Committee believes contributes to future success. The long-term incentive plans require long-term commitment on the part of our senior management employees, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the company for an extended period which encourages executives to focus on long-term profitability and which strengthens the tie between stockholders’ and the NEOs’ long-term interests.

Those individual NEOs who have a greater impact on our long-term strategy receive a higher percentage of their compensation as long-term compensation. In general, the Compensation Committee does not consider an NEO’s long-term incentive award for prior periods when determining the value of a long-term incentive award for the current period because it considers those prior awards to represent compensation for past services. In 2017, only certain executives who performed services at NACCO’s global headquarters, including Mr. Rankin, were entitled to receive equity-based compensation from NACCO. Mr. Rankin received equity-based compensation from Hamilton Beach Holding for the post-spin portion of 2017 that replaced part of the 2017 target award that was granted under the NACCO Long-Term Equity Plan.

Depending on the NEO’s position, the long-term plans were designed to provide target long-term incentive compensation between 70% and 250% of the NEO’s 2017 salary midpoint (increased by 15% for participants in the NACCO Long-Term Equity Plan and Hamilton Beach Holding Long-Term Equity Plan as described below). The table below shows the long-term target awards and payouts approved by the Compensation Committee for each NEO for 2017:

Named Executive Officer and Long-Term Plan	(A) 2017 Salary Midpoint ($)	(B) Long-Term Plan Target as a % of Salary Midpoint (%)(1)	(C) = (A) x (B) Long-Term Plan Target ($)	(D) Long-Term Plan Payout as % of Target (%)(2)	(E) = (C) x (D) Cash Denominated Long-Term Plan Payout ($)(3)(4)	(F) Fair Market Value of Long- Term Plan Payout ($)(3)(4)
Gregory H. Trepp (HBB Long-Term Cash Plan)	$672,700	150%	$1,009,050	92.3%	$931,353	N/A
Alfred M. Rankin, Jr. (Hamilton Beach Holding Long-Term Equity Plan)(5)	$100,000	172.5%	$172,500	92.3%	$159,218	$201,883
R. Scott Tidey (HBB Long-Term Cash Plan)	$399,700	70%	$279,790	92.3%	$258,246	N/A

(1)	The target percentage for Mr. Rankin in the Hamilton Beach Holding Long-Term Equity Plan includes a 15% increase from the Hay-recommended long-term plan target award that the Compensation Committee applies each year to account for the immediately taxable nature of the long-term equity plan awards.

(2)	Refer to the tables below for detailed calculations of the 2017 payout percentages for the HBB Long-Term Cash Plan and the Hamilton Beach Holding Long-Term Equity Plan.

(3)	Awards under the HBB Long-Term Cash Plan are calculated and paid in dollars.

(4)	Awards under the Hamilton Beach Holding Long-Term Equity Plan are initially denominated in dollars. The amounts shown in columns (C) and (E) reflect the dollar-denominated target and actual awards. This is the amount that is used by the Compensation Committee when analyzing the total compensation of the NEOs who receive equity compensation. The dollar-denominated awards are then paid to the participants in a combination of cash (approximately 35%) and restricted shares (approximately 65%). The number of shares issued to a participant for an award would generally be determined by taking the dollar amount of the stock component of the award and dividing it by the lower of the average share price during the 2017 performance year or the preceding calendar year. However, due to the impact of the Hamilton Beach Holding spin-off on the price of NACCO stock and Hamilton Beach Holding Class A Common, the Compensation Committee defined the “average share price” for this purpose for 2017 awards as the lower of (i) the average NACCO Class A Common share price calculated for 2016, which was $63.232, or (ii) $80.550, which is the average share price calculated for 2017 taking into account (A) the NACCO Class A Common share price for 2017 prior to the spin-off, and (B) the share price of a hypothetical “Hamilton Beach Holding/NACCO composite” share for the remainder of 2017, which was calculated by adding the weekly closing value of one share of NACCO Class A Common plus the weekly closing value of two shares of Hamilton Beach Holding Class A Common during that time period. The amount shown in column (F) is the sum of (i) the cash distributed and (ii) the grant date fair value of the stock that was distributed for the 2017 long-term award. This amount is computed in accordance with FASB ASC Topic 718. This is the same amount that is disclosed in the Summary Compensation Table on page 18. The shares were valued on the date on which the award was approved by the Compensation Committee. The difference in the amounts disclosed in columns (E) and (F) is due to the fact that the value shown in Column (E) was calculated using the formula share price of $63.232 (explained above), while the grant date fair value in Column (F) was calculated using $89.30, which is the average of the high and low share price on the date the shares were granted. As required under the Hamilton Beach Holding Long-Term Equity Plan, at the time the stock award was issued, Mr. Rankin surrendered a portion of his shares (234 shares of Hamilton Beach Holding Class A Common) to pay for additional tax withholding obligations associated with the award.

(5)	The amounts shown for Mr. Rankin in the above table reflect his pro-rata salary midpoint, target, and payout for post-spin service with Hamilton Beach Holding under the Hamilton Beach Holding Long-Term Equity Plan. Mr. Rankin’s separate 2017 award under the NACCO Long-Term Equity Plan for pre-spin service with the NACCO-wide group was calculated as follows: (A) Salary Midpoint - $669,900; (B) Long-Term Plan Target as a % of Salary Midpoint (including 15% uplift) - 287.5%; (C) Long-Term Plan Target (pro-rated based on pre-spin service) – $1,440,427; (D) Long-Term Payout as % of Target – 125.8%; (E) Cash Denominated Long-Term Plan Payout (pro-rated based on pre-spin service) – $1,812,058; (F) Fair Market Value of Long-Term Plan Payout (pro-rated based on pre-spin service) – $2,286,177. These amounts for Mr. Rankin’s award under the NACCO Long-Term Equity Plan were calculated in a manner similar to the method described in Note (4) above. As required under the NACCO Long-Term Equity Plan, at the time the stock award was issued, Mr. Rankin surrendered a portion of his shares (5,900 shares of NACCO Class A Common) to pay for additional tax withholding obligations associated with the award.

The terms of, and 2017 payout calculations for, each long-term plan are described below.

HBB Long-Term Cash Plan for Messrs. Trepp and Tidey. HBB Long-Term Cash Plan awards are subject to the following rules:

•	The grant date of the award is the January 1st following the end of the award year. All awards are fully vested when granted.

•

Awards approved by the Compensation Committee are credited to separate sub-accounts established for each participant for each award year. The sub-accounts are credited with 2% interest each year. After year-end, while a participant remains actively employed, additional interest is credited based on a formula that takes into account the final payout percentage under the HBB Long-Term Cash Plan for the year, with a maximum of 14%.

•	Each sub-account is paid at the earliest of death, disability, retirement, change in control or on the third anniversary of the grant date of the award.

The following table shows the information for awards granted to NEOs under the HBB Long-Term Cash Plan for 2017:

Performance Criteria	(A) Weighting	Performance Target(1)	Performance Result(1)	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted Long-Term Net Sales	50%	—	—	109.6%	54.8%
HBB Adjusted Long-Term Operating Profit Margin	50%	—	—	75.0%	37.5%
Final Payout Percentage --- HBB					92.3% (2)

(1)	The Compensation Committee only uses two financial metrics under the HBB Long-Term Cash Plan—net sales and operating profit margin. The use of these metrics reflects our focus on increasing profitability at HBB over the long-term. We do not disclose the long-term HBB net sales or operating profit margin targets or results because they would reveal competitively sensitive long-term financial information, as well as our long-range business plans, to our competitors. The Compensation Committee believed HBB could meet the 2017 long-term sales target but did not believe that HBB could meet the 2017 long-term operating profit margin target.

(2)	The additional Adjusted Operating Profit Margin performance target described in Note (1) to the HBB Short-Term Plan table on page 29 also applied to the HBB Long-Term Cash Plan in 2017. As stated therein, because HBB’s Adjusted Operating Profit Margin exceeded that threshold, HBB Long-Term Cash Plan payouts were not reduced for 2017.

Long-Term Equity Plans.

We adopted the Hamilton Beach Holding Long-Term Equity Plan effective as of the spin-off date, and the Compensation Committee designated Mr. Rankin as the sole participant in the Hamilton Beach Holding Long-Term Equity Plan for the final three months of 2017 following the spin-off date. Prior to the spin-off, Mr. Rankin participated in the NACCO Long-Term Equity Plan.

Target awards under the Hamilton Beach Holding Long-Term Equity Plan and the NACCO Long-Term Equity Plan are initially expressed in a dollar amount equal to a percentage of the participant’s salary midpoint based on the number of Hay points assigned to the executive’s position and the long-term incentive compensation targets for that Hay point level recommended by the Hay Group and adopted by the Compensation Committee. The Compensation Committee then increases these amounts by 15% to account for the immediately taxable nature of the equity awards.

Approximately 65% of the awards are distributed in shares of restricted stock and the remaining 35% is distributed in cash to approximate initially the income tax withholding obligation for the stock. The actual number of shares of stock issued is determined by taking the dollar value of the stock component of the award and dividing it by a formula share price. For this purpose, the formula share price is calculated as the lesser of:

•	The average closing price of a share of our Class A Common on the NYSE at the end of each week during the calendar year preceding the performance year (or such other previous calendar year as determined by the Compensation Committee no later than the 90th day of the performance period); or

•	The average closing price of a share of our Class A Common on the NYSE at the end of each week during the performance period.

However, for 2017 and 2018 awards, a modified formula share price was established as a result of the impact of the Hamilton Beach Holding spin-off on the price of NACCO and Hamilton Beach Holding stock following the spin-off. See Note (4) to the Long-Term Incentive Compensation table on page 30 above.

Award shares under the long-term equity plans are fully vested when granted, and the participants have all of the rights of a stockholder, including the right to vote and receive dividends upon receipt of the shares. The full amount of the award, including the fair market value of the restricted shares on the date of grant, is fully taxable to the participant. However, the award shares are subject to transfer restrictions for a period of up to ten years from the last day of the performance period. Historically, award shares issued under the NACCO Long-Term Equity Plan generally have a holding period of up to ten years. Award shares issued under the Hamilton Beach Holding Long-Term Equity Plan have a holding period of three, five or ten years, as determined by the Compensation Committee. The ten-year holding period applies to award shares issued to our NEOs. The transfer restrictions lapse earlier in the event of (i) the participant’s death or permanent disability; or (ii) a period of three years under the Hamilton Beach Holding Long-Term Equity Plan and a period of five years under the NACCO Long-Term Equity Plan from the date of retirement (or earlier with the approval of the Compensation Committee). The Compensation Committee has the right to release the restrictions at an earlier date, but rarely does so except in the case of the release of a limited number of shares for the payment of educational and medical expenses or home purchases, as permitted under the terms of the plan. No early release requests were made by or granted to the NEOs in 2017.

Any gain participants realize in the long-run from awards that are issued under the long-term equity plans depends on what management does to drive the financial performance of the company and increase the stock price. This is because the restricted shares that are awarded under the plans generally may not be transferred for a period of up to ten years, as determined by the Compensation Committee, following the last day of the award year. During the holding period, the ultimate value of the shares is subject to change based on the value of the shares of NACCO Class A Common or Hamilton Beach Holding Class A Common, as applicable. The value of the award is enhanced as the value of the stock increases or is reduced as the value of the stock decreases. Thus, the awards provide the executives with an incentive over the holding period to increase the value of the company, which is expected to lead to long-term return to stockholders. The Compensation Committee believes that this encourages our executives to maintain a long-term focus on company profitability, which is also in the Company’s best interests.

As a result of the annual equity grants under the Hamilton Beach Holding Long-Term Equity Plan and the corresponding transfer restrictions, the number of shares of Hamilton Beach Holding Class A Common that an executive holds generally increases each year. Consequently, these executives will continue to have or accumulate exposure to long-term performance notwithstanding any short-term changes in the price of shares of Hamilton Beach Holding Class A Common. This increased exposure strongly aligns the long-term interests of the NEOs with those of other Hamilton Beach Holding stockholders.

NACCO Long-Term Equity Plan award for Mr. Rankin:

For 2017, the incentive compensation for Mr. Rankin under the NACCO Long-Term Equity Plan was based on performance against specific business objectives of HBB and NACoal for the year, as identified in each subsidiary’s long-term plan, adjusted to exclude HBB and KC following the spin-off, which resulted in a final payout percentage of 125.8%. Mr. Rankin’s final award under the NACCO Long-Term Equity Plan for 2017 was based on performance against business objectives for the full 2017 performance year, and his payout was pro-rated based on his pre-spin service with the NACCO-wide group.

Hamilton Beach Holding Long-Term Equity Plan award for Mr. Rankin: For 2017 following the spin-off, the incentive compensation for Mr. Rankin under the Hamilton Beach Holding Long-Term Equity Plan was based on performance against specific business objectives of HBB for 2017, as identified in the HBB Long-Term Cash Plan.

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted Long-Term Net Sales(1)	50%	—	—	109.6%	54.8%
HBB Adjusted Long-Term Operating Profit Margin(1)	50%	—	—	75%	37.5%
Final Payout Percentage					92.3% (2)

(1)	Refer to the HBB Long-Term Cash Plan table beginning on page 31 for a description of these performance factors.

(2)	Mr. Rankin’s post-spin 2017 award under the Hamilton Beach Holding Long-Term Equity Plan was calculated by applying the payout percentage determined based on performance against business objectives for the full 2017 performance year, as described in the table, to his pro-rated post-spin long-term plan target amount.

Discretionary Restricted Stock Awards. Hamilton Beach Holding also maintains the Hamilton Beach Brands Holding Company Supplemental Executive Long-Term Incentive Bonus Plan, referred to as the “Supplemental Equity Plan,” which gives the Compensation Committee the flexibility to provide additional discretionary equity compensation. The Compensation Committee did not grant any awards under this plan for services performed in 2017.

Treatment of Restricted Stock Awards in Spin-Off. Following the Hamilton Beach Holding spin-off, the restricted shares of NACCO class A common that were previously issued under NACCO equity plans remained subject to the transfer restrictions on such shares for the time period remaining on the transfer restrictions. In connection with the distribution of shares of Hamilton Beach Holding by NACCO in the spin-off, employees and directors of NACCO who held restricted shares of NACCO Class A Common that were issued under the NACCO equity plans also received restricted shares of Hamilton Beach Holding Class A Common and Hamilton Beach Holding Class B Common that remained subject to the same terms and conditions applicable to the restricted shares of NACCO Class A Common, including, but not limited to the time period remaining on the restrictions on transfer. Those restricted shares of Hamilton Beach Holding common stock received on the spin-off distribution date are governed by the terms of the applicable NACCO plan.

Outstanding Equity Awards at 2017 Fiscal Year-End

Messrs. Trepp and Tidey did not participate in any equity-based compensation plans for 2017. In 2017, Mr. Rankin participated in the NACCO Long-Term Equity Plan for periods prior to the spin-off and in the Hamilton Beach Holding Long-Term Equity Plan for periods following the spin-off. Awards are based on one-year performance periods (or a partial year performance period in the case of Mr. Rankin’s 2017 award under the Hamilton Beach Holding Long-Term Equity Plan) and are immediately vested and paid when approved by the Compensation Committee. Therefore, no equity awards remained outstanding at year-end for the fiscal year ended December 31, 2017.

Other Compensation of Named Executive Officers

Discretionary Cash Bonuses. The Compensation Committee has the authority to grant, and has from time to time granted, discretionary cash bonuses to employees, including the NEOs, in addition to the incentive compensation described above. The Compensation Committee uses discretionary cash bonuses to reward substantial achievement or superior service, particularly when such achievement or service is not reflected in the performance criteria established under the incentive plans. No discretionary cash bonuses were awarded to the NEOs for 2017 performance.

Retirement Plans. The material terms of the various retirement plans are described below.

We no longer provide any defined benefit pensions to any employees, including the NEOs. Prior to 1997, Mr. Tidey earned a cash balance pension benefit under the Hamilton Beach Brands, Inc. Pension Plan (the “HBB Pension Plan”). Benefits under the HBB Pension Plan are now frozen, except that frozen cash balance accounts continue to earn interest. Mr. Tidey is 100% vested in his pension benefits and may take a distribution of his cash balance benefits at any time following his termination of employment. Messrs. Rankin and Trepp never participated in any of our frozen pension plans.

Mr. Rankin received defined contribution retirement benefits from NACCO prior to the spin-off, but he does not participate in any of our retirement plans. We provide Messrs. Trepp and Tidey and our other full-time employees defined contribution retirement benefits. Messrs. Trepp and Tidey and other senior management employees receive the same retirement benefits as all other employees who are employed by the same company. However, the benefits that are provided to the NEOs and other executive officers are provided under a combination of qualified and Excess Plans, while the benefits that are provided to other employees are provided only under qualified plans. The Excess Plans provide retirement benefits that would have been provided under the qualified plans, but that cannot be provided due to federal tax law limits and non-discrimination requirements.

The active retirement plans of NACCO and HBB contained the following three types of benefits for 2017: (i) employee deferrals; (ii) matching (or substitute matching) benefits or “safe harbor” employer contributions; and (iii) profit sharing benefits. The compensation that is taken into account under the plans generally includes base salary and short-term incentive payments, but excludes most other forms of compensation, including long-term incentive compensation and other discretionary payments. However, short-term incentive payments are excluded under the HBB plans, except for purposes of calculating profit sharing benefits.

Under the plans, eligible employees other than Mr. Rankin may elect to defer up to 25% of compensation. Mr. Rankin no longer defers any compensation under the NACCO retirement plans. The NEOs received employer matching contributions under the following formulas for 2017:

•	Messrs. Trepp and Tidey: 3% employer safe-harbor contribution, regardless of amount contributed.

•	Mr. Rankin: 5% of compensation, regardless of amount contributed.

Eligible employees also receive a profit sharing contribution equal to a specified percentage of compensation. Mr. Rankin’s formula and the HBB formula also take into account the employee’s age and company performance for the year. If the company performs well, the amount of the profit sharing contribution increases. As applied to the NEOs in 2017, the range of profit sharing contributions under each applicable formula were:

•	Messrs. Trepp and Tidey: between 5.30% and 10.85% (for Mr. Trepp) and between 4.40% and 9.00% (for Mr. Tidey) of all eligible compensation and 5.7% of eligible compensation in excess of the Social Security Wage Base for the year.

•	Mr. Rankin: between 7.00% and 16.35% of all eligible compensation and 5.7% of eligible compensation in excess of the Social Security Wage Base for the year.

The NEOs are each 100% vested in their retirement benefits. Benefits under the qualified plans are payable at any time following a termination of employment. Participants have the right to invest their qualified plan account balances among various investment options that are offered by the plans’ trustee. Participants can elect various forms of payment including lump sum distributions and installments.

Under the Excess Plans:

•	participants’ account balances, other than excess profit sharing benefits, are credited with interest during the year based on the rate of return of the Vanguard RST fixed income fund, which is one of the investment funds under the qualified plans (14% maximum); however, no interest is credited on excess profit sharing benefits;

•	the amounts credited under the Excess Plans each year are paid prior to March 15th of the following year to avoid regulatory complexities and eliminate the risk of non-payment to the executives based on the unfunded nature of the Excess Plans; and

•	the amounts credited under the Excess Plans (other than the portion of the employee deferrals that are in excess of the amount needed to obtain a full employer matching contribution) are increased by 15% to reflect the immediately taxable nature of the payments.

Mr. Rankin is also eligible for benefits under certain frozen non-qualified deferred compensation plans of NACCO, as described in more detail in our Registration Statement on Form S-1 filed with the SEC on September 26, 2017. Certain sub-accounts under those plans are credited with interest under a ROTCE-based formula, with a minimum of 2% and a maximum of 14%. The amount of the annual interest credits, increased by 15% to reflect the immediately taxable nature of the payments, is paid by NACCO before March 15th of the following year.

Other Benefits. All salaried U.S. employees, including the NEOs (other than Mr. Rankin, who participates in a more limited set of welfare benefit plans), generally participate in a variety of health and welfare benefit plans that are designed to enable us to attract and retain our workforce in a competitive marketplace.

Perquisites and Other Personal Benefits. Although we provide limited perquisites and other personal benefits to certain executives, we do not believe these perquisites and other personal benefits constitute a material component of the executive officer’s compensation package. The modest amount of cash paid to the NEOs in lieu of perquisites in 2017 is separately disclosed in the table on page 22 and the limited non-cash perquisites are disclosed in Note (5) to the Summary Compensation Table on page 19.

No Individual Employment or Severance Agreements. None of the NEOs has an employment agreement that provides for a fixed period of employment, fixed positions or duties, or for a fixed base salary or actual or target incentive bonus.

Upon an NEO’s termination of employment for any reason, the NEOs (and all other employees) are entitled to:

•	amounts earned during their term of employment, including earned but unpaid salary and accrued but unused vacation and holiday pay; and

•	benefits that are provided under the retirement plans, incentive plans and Excess Plans that are further described in this Proxy Statement.

There are no individual severance contracts with any of the NEOs. Upon termination of employment in certain circumstances and in accordance with the terms of the plans, the NEOs are only entitled to severance pay and continuation of certain health benefits provided under broad-based severance pay plans that are generally available to all salaried employees that provide benefits for a stated period of time based on length of service, with various maximum time periods. The Compensation Committee will consider the facts and circumstances of a NEO’s separation to determine whether any material severance payment that is in excess of the amount the NEO is otherwise entitled to receive under the broad-based severance plans is appropriate.

Limited Change in Control Benefits for All Employees. In order to advance the compensation objective of attracting, retaining and motivating qualified management, the Compensation Committee believes that it is appropriate to provide limited change in control protections to the NEOs and other employees. NEOs have the same protections as other senior management employees. In the event of a change in control, employees are provided:

•	the payment of accrued benefits under certain of our retirement plans;

•	the payment of vested awards for prior years under the long-term plans that have been earned but not yet paid; and

•	the payment of a pro-rata target award under the current year’s incentive plans.

Importantly, these change in control provisions are not employment agreements and do not guarantee employment for any of the executives for any period of time. In addition, none of the change in control payments will be “grossed up” for any excise taxes imposed on the executives as a result of the receipt of payments upon a change in control. The Hamilton Beach Holding spin-off did not result in a change in control under any of our incentive compensation plans or retirement plans.

Executive Compensation Program for 2018

Our executive compensation program for 2018 will be structured in a manner similar to our post-spin 2017 program. The following changes have been made to our program for 2018:

For 2018, the Compensation Committee designated eligible senior management employees in the U.S., including the NEOs, as participants in the Hamilton Beach Holding Long-Term Equity Plan, beginning with the 2018 performance year. For 2018, eligible senior management employees outside the U.S. will remain participants in the HBB Long-Term Cash Plan.

Historically, certain performance targets for HBB long-term incentive awards were based on long-term goals that correlated with NACCO’s five-year long-range business plan. Beginning in 2018, certain of our performance targets for long-term incentive awards will be based on a three-year (2018 to 2020) long-range business plan.

The Hay Group, upon request from the Compensation Committee, evaluated and recommended changes to Mr. Trepp’s compensation in connection with the spin-off in 2017. Based on that review, the Compensation Committee approved an increase in Mr. Trepp’s salary from $644,344 to $700,000 effective upon the spin-off, and approved the following additional changes effective January 1, 2018: (i) base salary midpoint increase from $672,700 to $700,000, (ii) short-term incentive target percentage increase from 70% to 90% of salary midpoint, and (iii) long-term incentive target percentage increase from 150% to 170% of salary midpoint.

PART IV - OTHER IMPORTANT INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon the review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5 Annual Statement of Changes in Beneficial Ownership, we believe that, during 2017, all filing requirements applicable for reporting persons were met.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the information as of December 31, 2017 with respect to our compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Class A Shares:	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	N/A	950,000
Equity compensation plans not approved by security holders	0	N/A	0

Total	0	N/A	950,000

Class B Shares:
Equity compensation plans approved by security holders	0	N/A	0
Equity compensation plans not approved by security holders	0	N/A	0

Total	0	N/A	0

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON STOCK

Set forth in the following tables is the indicated information as of February 28, 2018 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than five percent of the Class B Common, and (3) the beneficial ownership of Class A Common and Class B Common by our directors, NEOs and all of our executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.

Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.

Amount and Nature of Beneficial Ownership

Class A Common Stock

Name	Title of Class	Sole Voting or Investment Power	Shared Voting or Investment Power		Aggregate Amount		Percent of Class

Dimensional Fund Advisors LP (1) 6300 Bee Cave Road Austin, Texas 78746	Class A	880,017	—		880,017		9.61%
Zuckerman Investment Group, LLC (2) 155 N. Wacker Drive Suite 1700 Chicago, IL 60606	Class A	—	590,141		590,141		6.45%
Beatrice B. Taplin (3) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class A	102,822	455,338	(3)	558,160	(3)	6.10%
Rankin Associates I, L.P. (4) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124	Class A	—	—		472,371		5.16%
Mark R. Belgya (5)	Class A	704	—		704		**
J.C. Butler, Jr. (5)	Class A	75,152	1,287,955	(6)	1,363,107	(6)	14.89%
John P. Jumper (5)	Class A	7,672	—		7,672		**
Dennis W. LaBarre (5)	Class A	18,373	—		18,373		**
Michael S. Miller (5)	Class A	1,741	—		1,741		**
Alfred M. Rankin, Jr. (7)	Class A	364,525	1,290,801	(7)	1,655,326	(7)	18.08%
Roger F. Rankin (5)	Class A	194,290	1,223,658	(8)	1,417,948	(8)	15.49%
Thomas T. Rankin (5)	Class A	146,669	1,214,288	(9)	1,360,957	(9)	14.87%
James A. Ratner (5)	Class A	13,703	—		13,703		**
David F. Taplin (5)	Class A	35,569	100		35,669		**
Gregory H. Trepp	Class A	—	—		—		—
R. Scott Tidey	Class A	—	—		—		—
All executive officers and directors as a group (17 persons)	Class A	858,399	1,384,805	(10)	2,243,204	(10)	24.50%

  ** Less than 1.0%.

(1)	A Schedule 13G/A filed with the SEC with respect to Class A Common on February 8, 2018 reported that Dimensional Fund Advisors LP (“Dimensional”) may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as an investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (the “Dimensional Funds”), which own the shares of Class A Common. In its role as investment adviser or manager, Dimensional possesses the sole power to vote 854,301 shares owned by the Dimensional Funds of Class A Common and the sole power to invest 880,017 shares of Class A Common owned by the Dimensional Funds. However, all shares of Class A Common reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(2)	A Schedule 13G filed with the SEC with respect to Class A Common on February 15, 2018 reported that Zuckerman Investment Group, LLC may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

(3)	A Schedule 13G filed with the SEC with respect to Class A Common on October 6, 2017 reported that Beatrice B. Taplin may be deemed to beneficially own the shares of Class A Common reported above. Ms. Taplin may be deemed to share with the other members of Abigail LLC and Abigail II LLC voting and investment power over the 56,120 shares of Class A Common and 349,100 shares of Class A Common held by Abigail LLC and Abigail II LLC, respectively. In addition, Ms. Taplin may be deemed to beneficially own 50,118 shares held in trust for the benefit of her grandchildren. Ms. Taplin disclaims beneficial ownership of 46,016 shares of Class A Common and 4,500 shares of Class A Common in excess of her pecuniary interest in Abigail LLC and Abigail II LLC, respectively.

(4)	A Schedule 13D filed with the SEC with respect to Class A Common on October 6, 2017 reported that Rankin Associates I, L.P. (“Rankin I”) and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class A Common held by Rankin I. Although Rankin I holds the 472,371 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class A Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I.

(5)	Pursuant to our Non-Employee Directors’ Plan, each non-employee director has the right to acquire additional shares of Class A Common within 60 days after February 28, 2018. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2018 by taking the amount of such director’s quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director’s quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2018.

(6)	As a result of J.C. Butler, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin II, Mr. Butler may be deemed to beneficially own, and share the power to dispose, of 338,295 shares of Class A Common held by Rankin II; however, Mr. Butler disclaims beneficial ownership of 330,661 shares of Class A Common held by Rankin II in excess of his pecuniary interest in the entity. Mr. Butler’s spouse is a member of Rankin I and Rankin IV; therefore, Mr. Butler may be deemed to share beneficial ownership of 872,371 shares of Class A Common held by Rankin I and Rankin IV; he disclaims all interest in such shares. In addition, Mr. Butler may be deemed to share with his spouse voting and investment power over 77,289 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Butler disclaims all interest in 8,010 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of the shares.

(7)

As a result of Alfred M. Rankin, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin I, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 472,371 shares of Class A Common held by Rankin I. Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin Associates II, L.P. (“Rankin II”). As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin II and Rankin II may be deemed to beneficially own, and share the power to vote and dispose of, 338,295 shares of Class A Common held by Rankin II. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin Associates IV, L.P. (“Rankin IV”). As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 400,000 shares of Class A Common held by Rankin IV. Mr. Rankin disclaims beneficial ownership of 1,272,124 shares of Class A Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family and (c) Rankin I, Rankin II and Rankin IV to the extent in excess of his pecuniary interest in each such entity.

(8)	Roger F. Rankin may be deemed to be a member of the group described in note (4) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. Rankin may be deemed to be a member of the group described in note (7) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of the group described in note (7) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,223,658 shares of Class A Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family and (c) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(9)	Thomas T. Rankin may be deemed to be a member of the group described in note (4) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. Rankin may be deemed to be a member of the group described in note (7) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of the group described in note (7) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,214,288 shares of Class A Common held by (a) members of Mr. Rankin’s family and (b) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(10)	The aggregate amount of Class A Common beneficially owned by all executive officers and directors and the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class A Common of which: (i) Mr. A. Rankin has disclaimed beneficial ownership in note (7) above; (ii) Mr. Butler has disclaimed beneficial ownership in note (6) above; (iii) Mr. R. Rankin has disclaimed beneficial ownership in note (8) above; and (iv) Mr. T. Rankin has disclaimed beneficial ownership in note (9) above. As described in note (5) above, the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after February 28, 2018 pursuant to the Non-Employee Directors’ Plan.

Class B Common Stock

Name	Title of Class	Sole Voting or Investment Power	Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Clara Taplin Rankin, et al. (1) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—	—		3,365,442		74.23%
Beatrice B. Taplin Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	102,822	455,338	(2)	558,160	(2)	12.31%
Rankin Associates I, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124 (3)	Class B	—	—		472,371	(3)	10.42%
Rankin Associates IV, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124 (4)	Class B	—	—		400,000	(4)	8.82%
Zuckerman Investment Group, LLC (5) 155 N. Wacker Drive Suite 1700 Chicago, IL 60606	Class B	—	361,337		361,337		7.97%
Rankin Associates II, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124 (6)	Class B	—	—		338,295	(6)	7.46%
Mark R. Belgya	Class B	—	—		—		—
J.C. Butler, Jr.	Class B	74,448	1,287,955	(7)	1,362,403	(7)	30.05%
John P. Jumper	Class B	6,968	—		6,968		**
Dennis W. LaBarre	Class B	17,669	—		17,669		**
Michael S. Miller	Class B	1,037	—		1,037		**
Alfred M. Rankin, Jr.	Class B	359,013	1,290,801	(8)	1,649,814	(8)	36.39%
Roger F. Rankin	Class B	193,586	1,223,658	(9)	1,417,244	(9)	31.26%
Thomas T. Rankin	Class B	145,965	1,214,288	(10)	1,360,253	(10)	30.00%
James A. Ratner	Class B	12,272	—		12,272		**
David F. Taplin	Class B	34,865	100		34,965		**
Gregory H. Trepp	Class B	—	—		—		—
R. Scott Tidey	Class B	—	—		—		—
All executive officers and directors as a group (17 persons)	Class B	845,824	1,384,805	(11)	2,230,629	(11)	49.20%

** Less than 1.0%.

(1)

A Schedule 13D/A filed with the SEC with respect to Class B Common on February 14, 2018 (the “Stockholders’ 13D”) reported that, except for Hamilton Beach Holding, including in its capacity as depository, the signatories to the stockholders’ agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders’ agreement, which is an aggregate of 3,365,442 shares. The stockholders’ agreement requires that each Signatory, prior to any conversion of such Signatory’s shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders’ agreement constituted 74.23% of the Class B Common outstanding on February 28, 2018 or 61.76% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders’ agreement. Under the stockholders’ agreement, Hamilton Beach Holding may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders’ agreement does not restrict in any respect how a Signatory may vote such Signatory’s shares of Class B Common.

(2)	A Schedule 13G filed with the SEC with respect to Class B Common on October 6, 2017 reported that Beatrice B. Taplin may be deemed to beneficially own the shares of Class B Common reported above. Ms. Taplin may be deemed to share with the other members of Abigail LLC and Abigail II LLC voting and investment power over the 56,120 shares of Class B Common and 349,100 shares of Class B Common held by Abigail LLC and Abigail II LLC, respectively. In addition, Ms. Taplin may be deemed to beneficially own 50,118 shares held in trust for the benefit of her grandchildren. Ms. Taplin disclaims beneficial ownership of 46,016 shares of Class B Common and 4,500 shares of Class B Common in excess of her pecuniary interest in Abigail LLC and Abigail II LLC, respectively.

(3)	A Schedule 13D filed with the SEC with respect to Class B Common on October 6, 2017 reported that Rankin I and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class B Common held by Rankin I. Although Rankin I holds the 472,371 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement.

(4)	A Schedule 13D filed with the SEC with respect to Class B Common on October 6, 2017 reported that Rankin IV and the trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 400,000 shares of Class B Common held by Rankin IV. Although Rankin IV holds the 400,000 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement.

(5)	A Schedule 13G filed with the SEC with respect to Class B Common on February 15, 2018 reported that Zuckerman Investment Group, LLC may be deemed to beneficially own the shares of Class B Common reported above as a result of being an investment adviser.

(6)

A Schedule 13D filed with the SEC with respect to Class B Common on February 14, 2018 reported that Rankin II and the trusts holding limited partnership interests in Rankin II may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,295 shares of

Class B Common held by Rankin II. Although Rankin II holds the 338,295 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin II, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin II. Each of the trusts holding general and limited partnership interests in Rankin II share with each other the power to dispose of such shares. Under the terms of the Limited Partnership Agreement of Rankin II, Rankin II may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin II and the consent of the holders of more than 75% of all of the partnership interests of Rankin II. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin II and each of the trusts holding limited partnership interests in Rankin II is also subject to the stockholders’ agreement.

(7)	As a result of J.C. Butler, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin II, Mr. Butler may deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class B Common held by Rankin II; however, Mr. Butler disclaims beneficial ownership of 330,661 shares of Class B common stock held by Rankin II in excess of his pecuniary interest in the entity. Mr. Butler’s spouse is a member of Rankin I and Rankin IV; therefore, Mr. Butler may be deemed to share beneficial ownership of 872,371 shares of Class B Common held by Rankin I and Rankin IV; he disclaims all interest in such shares. In addition, Mr. Butler may be deemed to share with his spouse voting and investment power over 77,289 shares of Class B Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Butler disclaims all interest in 8,010 shares of Class B Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of the shares.

(8)	As a result of Alfred M. Rankin, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin I, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 472,371 shares of Class B Common held by Rankin I. Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin II and Rankin II may be deemed to beneficially own, and share the power to vote and dispose of, 338,295 shares of Class B Common held by Rankin II. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 400,000 shares of Class B Common held by Rankin IV. Mr. Rankin disclaims beneficial ownership of 1,272,124 shares of Class B Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family and (c) Rankin I, Rankin II and Rankin IV to the extent in excess of his pecuniary interest in each such entity.

(9)	Roger F. Rankin may be deemed to be a member of the group described in note (6) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of the groups described in notes (3) and (4) above, as defined under the Exchange Act, as a result of partnership interests in Rankin I and Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B Common held by Rankin I, 338,295 shares of Class B Common held by Rankin II and 400,000 shares of Class B Common held by Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II and Rankin IV and each of the trusts holding limited partnership interests in Rankin I, Rankin II and Rankin IV is also subject to the stockholders’ agreement. Included in the table above for Mr. Rankin are 1,223,658 shares of Class B Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family and (c) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by Roger F. Rankin is subject to the stockholders’ agreement.

(10)

Thomas T. Rankin may be deemed to be a member of the group described in note (6) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin

II. In addition, Mr. Rankin may be deemed to be a member of the groups described in notes (3) and (4) above, as defined under the Exchange Act, as a result of partnership interests in Rankin I and Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B Common held by Rankin I, 338,295 shares of Class B Common held by Rankin II and 400,000 shares of Class B Common held by Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II and Rankin IV and each of the trusts holding limited partnership interests in Rankin I, Rankin II and Rankin IV is also subject to the stockholders’ agreement. Included in the table above for Mr. Rankin are 1,214,288 shares of Class B Common held by (a) members of Mr. Rankin’s family and (b) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by Thomas T. Rankin is subject to the stockholders’ agreement.

(11)	The aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group and the aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. A. Rankin has disclaimed beneficial ownership in note (8) above; Mr. Butler has disclaimed beneficial ownership in note (7) above; Mr. R. Rankin has disclaimed beneficial ownership in note (9) above; and Mr. T. Rankin has disclaimed beneficial ownership in note (10) above.

Beatrice B. Taplin is the sister-in-law of Clara Taplin Rankin. David F. Taplin is a nephew of Beatrice B. Taplin and Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr., Roger F. Rankin and Thomas T. Rankin. J.C. Butler, Jr., an executive officer of NACCO, is the son-in-law of Alfred M. Rankin, Jr. The combined beneficial ownership of such foregoing persons equals 2,759,169 shares, or 30.14%, of the Class A Common and 2,750,841 shares, or 60.67%, of the Class B Common outstanding on February 28, 2018. The combined beneficial ownership of all our directors, together with Beatrice B. Taplin, and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 2,801,364 shares, or 30.60%, of the Class A Common and 2,788,789 shares, or 61.5%, of the Class B Common outstanding on February 28, 2018. Such shares of Class A Common and Class B Common together represent 56.32% of the combined voting power of all Class A Common and Class B Common outstanding on such date.

PROCEDURES FOR SUBMISSION AND CONSIDERATION OF DIRECTOR CANDIDATES

Stockholder recommendations for nominees for election to our Board must be submitted in writing to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary, and must be received at our offices on or before December 31 of each year in anticipation of the following year’s Annual Meeting. All stockholder recommendations for director nominees must set forth the following information:

1.	the name and address of the stockholder recommending the candidate for consideration as such information appears on the records of the Company, the telephone number where such stockholder can be reached during normal business hours, the number of shares of Class A Common and Class B Common owned by such stockholder and the length of time such shares have been owned by the stockholder; if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.	complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be a director of the Company;

4.	the disclosure of any relationship of the candidate being recommended with the Company or any of its subsidiaries or affiliates, or its independent public accountants, whether direct or indirect;

5.	the disclosure of any relationship of the candidate being recommended or any immediate family member of the candidate being recommended with the independent registered public account firm of the Company;

6.	a description of all relationships, arrangements and understandings between the proposing stockholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a director, if elected; and

7.	a written acknowledgement by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to the Company’s undertaking of an investigation into that individual’s background, credit history, education, experience and other qualifications in the event that the NCG Committee desires to do so, has consented to be named in the Company’s proxy statement and has consented to serve as a director of the Company, if elected.

The NCG Committee has not specifically identified or published qualifications, qualities or skills that our directors must possess. In evaluating director nominees, the NCG Committee will consider such factors as it deems appropriate and other factors identified from time to time by the Board. The NCG Committee will consider factors such as judgment, skill, integrity, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character, and the interplay of the candidate’s experience and approach to addressing business issues with the experience and approach of incumbent members of the Board and other new director candidates. The NCG Committee’s goal in selecting directors for nomination to the Board is generally to seek a well-balanced membership that combines a variety of experience, skill and intellect in order to enable the Company to pursue its strategic objectives.

The NCG Committee will consider all information provided to it that is relevant to a candidate’s nomination as a director of the Company. Following such consideration, the NCG Committee may seek additional information regarding, and may request an interview with, any candidate whom it wishes to continue to consider.

Based upon all information available to it and any interviews it may have conducted, the NCG Committee will meet to determine whether to recommend the candidate to the Board. The NCG Committee will consider candidates recommended by stockholders on the same basis as candidates from other sources.

The NCG Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The NCG Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the NCG Committee will consider various potential candidates. Candidates may be recommended by current members of the Board, third-party search firms or stockholders. No search firm was retained by the NCG Committee during the past fiscal year. The NCG Committee generally does not consider recommendations for director nominees submitted by individuals who are not affiliated with the Company. In order to preserve its impartiality, the NCG Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.

SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be eligible for inclusion in our Proxy Statement and form of proxy relating to our next annual meeting must be received on or before November 26, 2018. Such proposals must be addressed to the Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary. Any stockholder intending to propose any matter at the next annual meeting but not intending for us to include the matter in our Proxy Statement and proxy related to the next annual meeting must notify us on or after December 26, 2018 but on or before January 25, 2019 of such intention in accordance with the procedures set forth in our Bylaws. If we do not receive such notice within that time frame, the notice will be considered untimely. Our proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between December 26, 2018 and January 25, 2019. Notices should be submitted to the address set forth above.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees by in-person meeting, telephone or other forms of communication. Such persons will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with, and reimbursement of reasonable out-of-pocket expenses will be paid to, brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of Class A Common and Class B Common held of record by such persons.

OTHER MATTERS

The directors know of no other matters that are likely to be brought before the meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

Dana B. Sykes

Secretary

Glen Allen, Virginia

March 26, 2018

It is important that the proxies be returned promptly. Stockholders of record who do not expect to attend the meeting are urged to fill out, sign, date and mail the enclosed form of proxy in the enclosed envelope, which requires no postage if mailed in the United States, or in the alternative, vote your shares electronically either over the internet (www.investorvote.com/HBB) or by touch-tone telephone (1-800-652-8683). Stockholders who hold both Class A Common and Class B Common only have to complete the single enclosed form of proxy or vote once via the internet or telephone. For information on how to obtain directions to attend the Annual Meeting and vote in person, please contact our Secretary at 4421 Waterfront Drive, Glen Allen, Virginia 23060, or call (804) 273-9777 or email ir@hamiltonbeachbrands.com.

Hamilton Beach Brands Holding Company

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 14, 2018.

Vote by Internet
• Go to www.investorvote.com/HBB
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2.

1. Election of Directors:	01 - Mark R. Belgya 04 - Dennis W. LaBarre 07 - Roger F. Rankin 10 - David F. Taplin	02 - J.C. Butler, Jr. 05 - Michael S. Miller 08 - Thomas T. Rankin 11 - Gregory H. Trepp	03 - John P. Jumper 06 - Alfred M. Rankin, Jr. 09 - James A. Ratner	+

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees
	01	02	03	04	05	06	07	08	09	10	11
For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

	For	Against	Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2018.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2018 Annual Meeting Admission Ticket

2018 Annual Meeting of

Hamilton Beach Brands Holding Company Stockholders

May 15, 2018, 11:00 a.m. Local Time

5875 Landerbrook Dr., Cleveland OH 44214

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders To Be Held on May 15, 2018

The 2018 Proxy Statement and 2017 Annual Report are available, free of charge at http://www.hamiltonbeachbrands.com by clicking on the “2018 Annual Meeting Materials” link and then clicking on either the “2018 Proxy Statement” link or the “2017 Annual Report” link, as appropriate.

The Company’s Annual Report for the year ended December 31, 2017 is being mailed to stockholders concurrently with the 2018 Proxy Statement. The Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not considered part of the proxy soliciting material.

If you do not expect to be present at the Annual Meeting, please promptly fill out, sign, date and mail the enclosed form of proxy or, in the alternative, vote your shares electronically either over the internet (www.investorvote.com/HBB) or by touch-tone telephone (1-800-652-8683). If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Hamilton Beach Brands Holding Company

Notice of 2018 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – May 15, 2018

Dennis W. LaBarre and Alfred M. Rankin, Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote all of the shares of Class A Common Stock and Class B Common Stock of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Hamilton Beach Brands Holding Company to be held on May 15, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed, and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Items to be voted appear on reverse side.)